Exhibit 2.1
EXECUTION COPY
MERGER AGREEMENT
BY AND AMONG
QUIKBYTE SOFTWARE, INC.,
SORRENTO THERAPEUTICS, INC.,
SORRENTO MERGER CORP., INC.,
STEPHEN ZANIBONI, as Stockholders’ Agent
AND
GLENN HALPRYN, as Parent Representative
DATED AS OF JULY 14, 2009

(i)

(ii)

(iii)

(iv)

MERGER AGREEMENT
     THIS MERGER AGREEMENT (this “Agreement”) is entered into as of July 14, 2009, among QUIKBYTE SOFTWARE, INC., a Colorado corporation (“Parent”), SORRENTO THERAPEUTICS, INC., a Delaware corporation (“Sorrento”), SORRENTO MERGER CORP., INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Stephen Zaniboni, an individual as the Stockholders’ Agent hereunder, and Glenn Halpryn, an individual as Parent Representative hereunder.
WITNESSETH:
     WHEREAS, each of the Boards of Directors of Parent, Sorrento and Merger Sub have, pursuant to the laws of the states of Colorado and Delaware, approved this Agreement and the consummation of the transactions contemplated hereby, including the merger of Merger Sub with and into Sorrento (the “Merger”), and the Boards of Directors of each of Parent, Sorrento and Merger Sub have declared that this Agreement is advisable, fair and in the best interests of their respective shareholders or stockholders, as the case maybe, and approved the Merger upon the terms and subject to the conditions set forth herein in accordance with the CBCA and DGCL (as hereafter defined), as applicable;
     WHEREAS, the Parties to this Agreement intend that the Merger and the other transactions contemplated herein will qualify as a tax-free reorganization pursuant to Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), that this Agreement shall constitute a plan of reorganization within the meaning of Section 1.368-2 of the Treasury Regulations, and the Parties have agreed not to take actions that would cause the Merger not to qualify as such a tax-free reorganization; and
     WHEREAS, Parent, Sorrento and Merger Sub desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including the representations, warranties, covenants and agreements of the Parties, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND CONSTRUCTION
     1.1 Definitions.
     “Affiliate” shall mean, as to any Person, any other Person controlled by, under the control of, or under common control with, such Person. As used in this definition, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

     “Agreed Amount” shall have the meaning set forth in Section 9.7(b).
     “Agreement” shall have the meaning set forth in the preamble.
     “Amended Charter Documents” shall have the meaning set forth in Section 2.5(a).
     “Business Day” shall mean any day other than a Saturday, a Sunday, or a U.S. federal holiday.
     “CBCA” shall mean the Colorado Business Corporation Act, as amended.
     “Certificate of Merger” shall have the meaning set forth in Section 2.3.
     “Change of Control” shall mean any transaction or series of transactions involving:
any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving Parent, as a result of which the shareholders of Parent immediately prior to such transaction hold, in the aggregate, less than 50% of the voting power of Parent or the surviving entity immediately after such transaction on a fully-diluted basis; any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of all or substantially all of the business or assets of Parent; or any liquidation or dissolution of Parent.
     “Claimed Amount” shall have the meaning set forth in Section 9.7(b).
     “Claim Notice” shall have the meaning set forth in Section 9.7(b).
     “Closing” shall mean the consummation of the Merger as provided in Section 2.2.
     “Closing Date” shall mean the date on which the Closing is completed and shall also have the meaning set forth in Section 2.2.
     “Code” shall have the meaning set forth in the recitals.
     “Contested Amount” shall have the meaning set forth in Section 9.7(b).
     “DGCL” shall mean the Delaware General Corporation Law, as amended.
     “Director Nominees” shall have the meaning set forth in Section 6.7.
     “Effective Time” shall have the meaning set forth in Section 2.3.
     “Eligible Market” shall mean the OTCBB, and upon listing thereon, the NYSE Amex or such other market as the Parent Common Stock is or shall be traded.
     “Employee Benefit Plans” shall mean (i) all “employee benefit plans,” (ii) all employment, consulting, individual compensation and collective bargaining agreements and (iii) all other employee benefit plans, policies, agreements, or arrangements, including any bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, termination, severance, sick leave, vacation, loans, perquisites, salary continuation, health, disability, life insurance and educational assistance plans, policies, agreements or arrangements.
     “Employee Contract” shall mean any written or oral contract, agreement, arrangement, policy, program, plan or practice (exclusive of any such contract which is terminable within 30 days without liability to the party terminating), directly or indirectly providing for or relating to any employment, consulting, remuneration, compensation or benefit, severance or other similar arrangement, termination of insurance coverage (including any self-insured arrangements), medical-surgical-hospital or other health benefits, workers’ compensation, disability benefits, supplemental employment benefits, vacation benefits and other forms of paid or unpaid leave, retirement benefits, tuition reimbursement, deferred compensation, savings or bonus plans, profit-sharing, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement compensation or benefit, employment guarantee or security, or limitation on right to discipline or discharge, or relating to confidentiality, nonsolicitation, ownership of inventions, noncompetition or similar items which (i) is not an Employee Benefit Plan, (ii) has been entered into or maintained, as the case may be, by a party thereto and (iii) covers any one or more employees.
     “End Date” shall mean August 31, 2009.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any entity (whether or not incorporated) which would be treated as a single employer with Parent under Sections 414(b), (c), (m) or (o) of the Code and the regulations thereunder.
     “Escrow Agent” shall have the meaning set forth in Section 3.1(b).
     “Escrow Agreement” shall have the meaning set forth in Section 9.3.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.
     “Exhibits” shall mean the exhibits appended hereto and thereby made part hereof as follows:

Exhibit A — Lock-up Agreements
Exhibit B — Form of Sorrento Voting Agreement
Exhibit C — Escrow Agreement
Exhibit D — Amended Charter Documents
Exhibit E — Redomestication Articles
Exhibit F — Letter of Transmittal
Exhibit G — Form of Accredited Investor Letter
Exhibit H — Proportionate Interest of Holders of Sorrento Securities
Exhibit I — Offer Letter for Antonius Schuh
Exhibit J — Offer Letter for Henry Ji

     “FCPA” shall have the meaning set forth in Section 4.11.
     “Fully Diluted Sorrento Share Amount” shall be equal to the sum of (A) the number of shares of Sorrento Common Stock outstanding as of immediately prior to the Effective Time, (B) the number of shares of Sorrento Common Stock issuable pursuant to all Sorrento Options that are outstanding as of, and do not terminate in accordance with their terms as of, immediately prior to the Effective Time, and (C) the number of shares of Sorrento Common Stock issuable upon the exercise or conversion of any convertible securities or any other rights (other than Sorrento Options) to acquire shares of Sorrento Common Stock that are outstanding as of, and do not terminate in accordance with their terms as of, immediately prior to the Effective Time.
     “GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied.
     “Governmental Authority” shall mean any foreign, federal, national, state or local judicial, legislative, executive or regulatory body, authority or instrumentality, whether United States or otherwise.
     “Hazardous Substances” shall mean any substance, waste, contaminant, pollutant or material that has been determined by any Governmental Authority to be capable of posing a risk of injury to health, safety, property or the environment.
     “Indemnification Termination Date” shall have the meaning set forth in Section 9.1.
     “Indebtedness” of any Person shall mean, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with applicable GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness and (H) all guaranties in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.
     “Information Statement” shall mean the information statement pursuant to Rule 14f-1 promulgated under the Exchange Act regarding a change in the majority of directors of Parent, together with any amendments or supplements thereof.

     “Insolvent” shall mean, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted.
     “Intellectual Property” shall mean all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes), any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.
     “Investor Lock-up Agreement” shall have the meaning set forth in Section 6.18(b).
     “Investors” shall have the meaning set forth in Section 7.3(i).
     “Law” shall mean any law, statute, rule, regulation, judgment, decree, order, ordinance, code, regulation, grant, franchise, permit and license or other legally enforceable requirement of or by any Governmental Authority.
     “Letter of Transmittal” shall mean a letter of transmittal in the form of Exhibit F, presented to each Sorrento Stockholder by Parent a reasonable amount of time prior to the Effective Time, but in no event being less than ten days from such date.
     “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any lien or charge arising by Law.
     “Losses” shall have the meaning set forth in Section 9.2(a).
     “Material Adverse Effect” shall mean, with respect to a specific party, a change (or effect) in the condition (financial or otherwise), properties, assets, liabilities, rights, operations or business of such party, which change (or effect), individually or in the aggregate, would reasonably be expected to be materially adverse to such condition, properties, assets, liabilities, rights, operations or business of such party taken as a whole.
     “Merger” shall have the meaning set forth in the recitals.
     “Merger Sub” shall have the meaning set forth in the preamble.

     “Merger Sub Certificate” shall have the meaning set forth in Section 5.1.
     “Name Change” means a name change of Parent to a name including “Sorrento” as mutually agreed by the Parties hereto.
     “Negotiation Period” shall have the meaning set forth in Section 9.7(b).
     “Offer Letters” shall have the meaning set forth in Section 7.3(k).
     “OPKO” shall have the meaning set forth in Section 6.7.
     “Ordinary Course Payables” shall mean expenses incurred in the normal course of Parent’s business.
     “Outstanding Parent Share Amount” shall be equal to the sum of (A) the number of shares of Parent Common Stock outstanding as of immediately prior to the Effective Time, (B) the number of shares of Parent Common Stock issuable pursuant to all options to purchase Parent Shares outstanding as of immediately prior to the Effective Time, (C) the number of shares of Parent Common Stock issuable pursuant to all warrants to purchase Parent Shares outstanding as of immediately prior to the Effective Time, and (D) the number of shares of Parent Common Stock issuable upon the exercise or conversion of any convertible securities or any other rights (other than options or warrants to purchase Parent Shares) to acquire shares of Parent Common Stock that are outstanding as of immediately prior to the Effective Time.
     “Parent” shall have the meaning set forth in the preamble.
     “Parent Articles” shall mean the Articles of Incorporation of Parent, as amended.
     “Parent Assumed Options” shall mean all issued and outstanding Sorrento Options assumed by Parent and exercisable for Parent Shares, as described in Section 5.14.
     “Parent By-Laws” shall mean the By-Laws of Parent, as amended.
     “Parent Common Stock” shall mean Parent’s common stock, par value $0.0001 per share.
     “Parent Financial Statements” shall have the meaning set forth in Section 5.7(c).
     “Parent Liability Limitation” shall have the meaning set forth in Section 9.4.
     “Parent Lock-up Agreements” shall have the meaning set forth in Section 6.18(b).
     “Parent Material Agreement” shall have the meaning set forth in Section 5.10.
     “Parent Preferred Stock” shall mean Parent’s preferred stock, par value $0.0001 per share.
     “Parent Representative” shall have the meaning set forth in Section 9.10(a).

     “Parent SEC Reports” shall have the meaning set forth in Section 5.7(a).
     “Parent Shareholder” means a person who holds any Parent Shares.
     “Parent Shares” shall mean the shares of Parent Common Stock, as constituted immediately prior to the Merger being consummated.
     “Parties” shall mean Parent, Merger Sub and Sorrento.
     “Permit” any permit, license, franchise, consent, variance, exemption or approval issued or granted by, or authorization of, expiration or termination of any waiting period requirement by, or filing, registration, qualification, declaration or designation with, any Governmental Authority.
     “Permitted Lien” shall have the meaning set forth in Section 4.10.
     “Person” shall mean all natural persons, corporations, business trusts, associations, unincorporated organizations, limited liability companies, partnerships, joint ventures and other entities and Governmental Authorities or any department or agency thereof.
     “Per Share Escrow Shares” shall mean that number of Parent Shares equal to the quotient obtained by dividing (i) the number of Sorrento Escrowed Securities, by (ii) the Fully Diluted Sorrento Share Amount.
     “Post-Closing Parent Share Amount” shall mean that number of Parent Shares equal to the quotient obtained by dividing (A) the Outstanding Parent Share Amount, by (B) 0.2475.
     “Proceeding” shall mean an action, claim, suit, investigation or proceeding (including, an investigation or partial proceeding, such as a deposition), whether commenced or threatened in writing.
     “Purchased Shares” shall have the meaning set forth in Section 7.3(i).
     “Redomestication” means a redomestication of Parent from a corporation organized and existing under the Laws of the State of Colorado to a corporation organized and existing under the Laws of the State of Delaware.
     “Redomestication Articles” shall mean the form of Certificate of Incorporation of Parent in connection with the Redomestication.
     “Response Notice” shall have the meaning set forth in Section 9.7(b).
     “Schedule of Exceptions” shall mean a schedule titled as such and, for each party, signed by a representative of each party hereto, which schedule qualifies any representation made herein by such party which is less than fully correct as of the date hereof. The Schedule of Exceptions of each party shall be updated by such party as of Closing, and for such party, signed by a representative of such party and shall include any additional qualifications to any representation made by such party which is less than fully covered and shall also disclose any failure of such party to fully comply with any covenant herein, or any other disclosure deemed necessary or desirable by the party making it, and if and when the schedule is signed and accepted by each other party through its authorized representative, it shall be conclusive proof of the acceptance by the signing parties of any such qualification, disclosure and/or performance failure and acquiescence with such matters for purposes of proceeding to Closing notwithstanding.
     “Schedules” shall mean the following schedules delivered by Sorrento to Parent and Parent to Sorrento, as applicable, pursuant to this Agreement.

Schedule	Section

The Closing	2.2
Sorrento Subsidiaries	4.4
Sorrento Capitalization	4.5
Sorrento Financial Statements	4.6
Sorrento Absence of Certain Changes or Events	4.7
Sorrento Material Agreements	4.8
Sorrento Intellectual Property	4.9
Sorrento Employees	4.17
Sorrento Employee Benefit Plans	4.18
Sorrento Obligations of Management	4.19
Sorrento Obligations to Related Parties	4.20
Parent Subsidiaries	5.5
Parent Capitalization	5.6
Parent Compliance with Securities Laws	5.7
Parent Material Agreements	5.10
Parent Litigation	5.13
Parent Permits	5.15
Parent Tax Returns and Payments	5.17
Parent Assets and Liabilities	5.20
Covenants Relating to Conduct of Business	6.9
Parent Lock-up Agreements	6.18	(b)
Sorrento Stockholder Voting Agreements	6.21
Accredited Investor Information	7.2	(f)
Parent Third Party Consents	7.3	(c)
Director, Officer and Manager Resignations	7.3	(g)
     “SEC” shall mean the United States Securities and Exchange Commission.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Sorrento” shall have the meaning set forth in the preamble.
     “Sorrento By-Laws” shall mean the By-Laws of Sorrento, as amended.
     “Sorrento Certificate” shall mean the Certificate of Incorporation of Sorrento.

     “Sorrento Common Stock” shall mean Sorrento’s common stock, par value $0.001 per share.
     “Sorrento Employee Benefit Plans” shall mean all Employee Benefit Plans with respect to which Sorrento or any Affiliate of Sorrento has any obligation or liability, contingent or otherwise.
     “Sorrento Escrowed Securities” shall mean that number of validly issued, fully-paid and nonassessable Parent Shares as is equal to ten (10%) of the Total Merger Consideration.
     “Sorrento Financial Statements” shall have the meaning set forth in Section 4.6.
     “Sorrento Indemnitees” shall have the meaning set forth in Section 6.8.
     “Sorrento Intellectual Property” shall have the meaning set forth in Section 4.9.
     “Sorrento Lock-up Agreements” shall have the meaning set forth in Sections 6.18(a).
     “Sorrento Material Agreement” shall have the meaning set forth in Section 4.8.
     “Sorrento Options” shall mean outstanding and unexercised options to purchase Sorrento Shares.
     “Sorrento Securities” shall mean collectively the Sorrento Shares and the Sorrento Options.
     “Sorrento Shares” shall mean the issued and outstanding shares of Sorrento Common Stock.
     “Sorrento Stockholder Approval” shall have the meaning set forth in Section 7.1(a).
     “Sorrento Stockholder Meeting” shall have the meaning set forth in Section 6.4.
     “Sorrento Stockholder” shall mean a Person who holds Sorrento Shares.
     “Stockholders’ Agent” shall have the meaning set forth in Section 9.8.
     “Subsidiary” shall mean, as to any Person, any Affiliate corporation or other entity of which at least the majority of the equity or voting interests are owned, directly or indirectly, by such first Person.
     “Surviving Company” shall have the meaning set forth in Section 2.1.
     “Takeover Protections” shall mean any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under an entity’s charter documents or the laws of its state of incorporation.
     “Tax” or “Taxes” shall include, under the Laws of the United States or any other jurisdiction, any federal, state, local, or foreign income, gross receipts, license, payroll,

employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or any other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed. “Tax” or “Taxes” also includes any transferee, successor or secondary liability for Taxes of any other Person, and any liability for Taxes of another Person, pursuant to an agreement or otherwise, including liability arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto.
     “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Total Merger Consideration” shall mean that number of Parent Shares equal to the product obtained by multiplying (A) the Post-Closing Parent Share Amount, by (B) 0.7525.
     “Transaction Form 8-K” shall have the meaning set forth in Section 6.3.
     1.2 Construction.
          (a) The headings and captions used herein are intended for convenience of reference only, and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.
          (b) As used herein, the singular shall include the plural, the masculine and feminine genders shall include the neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.
          (c) The words “hereof,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (d) Unless specified to the contrary, all references herein to sections, schedules or exhibits shall be deemed to refer to Sections of and Schedules or Exhibits to this Agreement. All Exhibits and Schedules to this Agreement are integrated into this Agreement as if fully set forth herein.
          (e) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”
          (f) The Parties agree that, because all Parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

ARTICLE II
THE MERGER
     2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time in accordance with the provisions of the DGCL, Merger Sub shall be merged with and into Sorrento. At the Effective Time, the separate existence of Merger Sub shall cease, and Sorrento shall continue as the surviving company of the Merger (hereinafter sometimes referred to as the “Surviving Company”).
     2.2 The Closing. The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig P.A., in Miami, Florida, or such other place as agreed by the Parties (and with consent of the Parties, concurrently in such additional places as is appropriate given the nature of the transactions), commencing at 9:00 a.m. Eastern Standard Time of the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby or such other date as the Parties may mutually determine (the “Closing Date”). Schedule 2.2 contains a list of the certificates, securities, funds, consents, authorizations and other documents that are to be delivered by each party to the other party or parties (or to shareholders or stockholders of the Parties, as applicable, and other third parties) at or prior to Closing.
     2.3 The Effective Time. The Merger shall become effective on the date and at the time that the certificate of merger (the “Certificate of Merger”) is filed with the Secretary of State of the State of Delaware and becomes effective. The time at which the Merger shall become effective as aforesaid is referred to herein as the “Effective Time.”
     2.4 Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of Sorrento and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of Sorrento and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
     2.5 Certificate of Incorporation and By-Laws; Directors and Officers.
          (a) Articles of Incorporation and By-Laws. Sorrento has made available to Parent the Sorrento Certificate and Sorrento By-Laws, each as in effect at the date hereof. Simultaneously with the Effective Time, Parent, in its capacity as sole stockholder of the Surviving Company, shall take all necessary actions required to adopt an amended and restated certificate of incorporation and By-Laws of the Surviving Company, substantially in the form attached as Exhibit D hereto (the “Amended Charter Documents”), and such Amended Charter Documents shall be the charter documents of the Surviving Company from and after the Effective Time until further amended in accordance with applicable law.
          (b) Directors and Officers. The directors and officers of Parent and the directors and officers of Surviving Company immediately after the Effective Time shall be as determined pursuant to Section 6.7, and each shall hold their respective offices from and after the

Effective Time until their successors shall have been elected and shall have qualified in accordance with applicable Law, or as otherwise provided in the Amended Charter Documents with respect to the Surviving Company and the Parent Articles of Incorporation and By-Laws with respect to Parent, respectively.
ARTICLE III
MANNER OF CONVERTING SECURITIES
TREATMENT OF OPTIONS
     3.1 Conversion and Exchange of Shares in the Merger. Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Sorrento or any of the shareholders or stockholders of any of the foregoing, the outstanding securities of Sorrento and Merger Sub shall be exchanged or cease to exist, as follows:
          (a) at the Effective Time, each ordinary share of Merger Sub that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder, be converted into one fully paid share of common stock, par value $0.001 per share, of the Surviving Company; and
          (b) each Sorrento Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, by virtue of the Merger and without any action on the part of the holder, such number of validly issued, fully paid and nonassessable Parent Shares as is equal to the quotient of (i) the Total Merger Consideration, divided by (ii) the Fully Diluted Sorrento Share Amount; provided, however, that a number of validly issued, fully paid and nonassessable Parent Shares equal to the Sorrento Escrowed Securities shall be deposited with, and held in escrow by, Bank of America. N.A., as escrow agent (the “Escrow Agent”), as contemplated by Section 9.3 to satisfy indemnification obligations of Sorrento, if any, in accordance with the terms of the Escrow Agreement and Article IX of this Agreement.
     3.2 Exchange of Sorrento Shares. As soon as practicable after the Effective Time, upon delivery to Parent of an executed Letter of Transmittal, Parent shall deliver to the record holders of the Sorrento Shares (as set forth on Schedule 4.5 hereto), Parent Shares registered in the name of such Sorrento Stockholders representing the number of Parent Shares to which such Sorrento Stockholders are entitled under Section 3.1(b).
     3.3 No Further Ownership Rights in Sorrento Securities. All Parent Shares issued to Sorrento Stockholders upon the surrender for exchange of Sorrento Shares by Sorrento Stockholders to Parent in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights and interests pertaining to the Sorrento Shares. At the Effective Time, the transfer books of Sorrento shall be closed and there shall be no further registration of transfers on the transfer books of the Surviving Company of the Sorrento Shares that were outstanding immediately prior to the Effective Time.
     3.4 No Fractional Shares. No fraction of a Parent Share shall be issued upon the surrender for exchange of Sorrento Shares, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Notwithstanding anything else contain herein to the contrary, each holder of Sorrento Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent, in lieu of such fractional share, one share of Parent Common Stock.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SORRENTO
     Except as set forth on the Schedule of Exceptions delivered to Parent and Merger Sub hereunder, whether or not such Schedule is specifically referenced herein, Sorrento hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement, or as of such other date as is explicitly set forth below, as follows:
     4.1 Organization and Existence. Sorrento is a corporation duly organized and validly existing under the Laws of the State of Delaware. Sorrento has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. Sorrento is presently qualified to do business as a foreign corporation in each other jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Sorrento with respect to its current activities, taken as a whole. True and accurate copies of the Sorrento Certificate and Sorrento By-Laws as of the date hereof have been delivered to Parent.
     4.2 Company Power. Sorrento has all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations hereunder.
     4.3 Authorization. All action on the part of Sorrento and its officers, directors and security holders necessary for the authorization, execution and delivery of this Agreement and the performance of its respective obligations hereunder, has been taken or will be taken prior to or upon Closing. This Agreement has been duly executed by Sorrento and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes and will constitute a valid and legally binding obligation of Sorrento, except (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.
     4.4 Subsidiaries. Sorrento does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association, other business entity or Person. Sorrento is not a participant in any joint venture, partnership or similar arrangement. Except as set forth on Schedule 4.4, since its inception, Sorrento has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.
     4.5 Capitalization.
          (a) The authorized share capital of Sorrento on the date hereof and immediately prior to the Closing is, and shall be 20,000,000 shares of Sorrento Common Stock,

par value $0.001 per share, of which 6,646,274 shares are issued and outstanding. The Sorrento Shares have the rights, preferences, privileges and restrictions set forth in Sorrento’s Articles and By-Laws. No Sorrento Shares are held in Sorrento’s treasury. There are no Sorrento Shares held by any of Sorrento’s Subsidiaries.
          (b) All Sorrento Shares are duly authorized and validly issued, fully paid and nonassessable, free and clear of any and all Liens. The Sorrento Shares have the rights, preferences, privileges and restrictions set forth in the Sorrento Certificate and Sorrento By-Laws. The Sorrento Stockholders list attached as Schedule 4.5(b) hereto is true and correct and accurately reflects the number of Sorrento Shares held by each Sorrento Stockholder as of the date hereof. No additional Sorrento Shares and no Sorrento Options or other similar rights have been issued.
          (c) All issued and outstanding Sorrento Shares have been duly authorized and validly issued in compliance with applicable Laws, including the DGCL and applicable securities Laws and the rules and regulations promulgated thereunder, and are fully paid and nonassessable and free and clear of Liens or third party rights and of any restrictions on transfer, except for transfer restrictions of U.S. federal and state securities Laws.
          (d) Except as set forth on Schedule 4.5(d): there are no (i) options, warrants, preemptive rights, rights of first refusal, right of participation, right of maintenance, put or call rights or obligations, outstanding securities, instruments or obligations that are or may become convertible into or exchangeable for any Sorrento Securities, or anti-dilution or other rights to purchase or acquire from Sorrento any Sorrento Securities; and (ii) rights to have Sorrento Securities registered for sale to the public in connection with the Laws of any jurisdiction, and to Sorrento’s knowledge, no agreements relating to the voting of Sorrento’s voting securities (except as contemplated hereby) and no restrictions on the transfer of Sorrento’s equity securities, other than those arising under applicable securities Laws and as set forth on Schedule 4.5(d). Except as set forth on Schedule 4.5(d), there is no (i) contract under which Sorrento is or may become obligated to issue, deliver or sell or repurchase, redeem or otherwise acquire any shares of its capital stock, or (ii) any other securities or condition or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities from Sorrento. All outstanding Sorrento Shares were issued pursuant to and in compliance with a valid exemption from registration under the Securities Act, and have been issued in compliance with applicable state securities Laws and all requirements set forth in applicable contracts.
     4.6 Financial Statements.
          (a) As soon as available and no later than ten (10) days prior to the Closing Date, Sorrento shall deliver to Parent the audited financial statements of Sorrento as of and for the fiscal years ended December 31, 2007 and December 31, 2008 and unaudited financial statements of Sorrento as of and for the three months and six months ended June 30, 2009, together with any notes thereto having been prepared in accordance with GAAP consistently applied on a consolidated basis, provided, however, that if the Closing Date is on or later than the End Date, Sorrento shall deliver unaudited financial statements of Sorrento for the three months and six months ended June 30, 2009 and any other interim period for which unaudited financial statements of Sorrento are required to be filed with the SEC in connection with the Transaction Form 8-K (collectively, the “Sorrento Financial Statements”). As of the date of their delivery to Parent and as the Closing Date, the Sorrento Financial Statements, together with any notes thereto shall be true and correct in all material respects and fairly present in all material respects the financial condition, results of operations and cash flow of Sorrento as of the dates, and for the periods, indicated therein. Except as set forth in the Sorrento Financial Statements or Schedule 4.6(a), Sorrento has no liabilities of any nature, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2008 and (ii) obligations under contracts and commitments incurred in the ordinary course of business.
          (b) The books and records of Sorrento are maintained in material compliance with applicable legal and accounting requirements. By the Effective Time, Sorrento will have made reasonable and diligent progress toward maintaining a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability of assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (c) Except as and to the extent reflected, disclosed or reserved against in the latest financial statements included within the Sorrento Financial Statements or as set forth on Schedule 4.6, Sorrento has not, since the date of such financial statements, incurred any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets, financial condition of Sorrento, other than trade payables, accrued expenses and under contracts and commitments incurred in the ordinary course of business consistent with past practice.
     4.7 Absence of Certain Changes or Events. Since December 31, 2008, except as set forth on Schedule 4.7: (i) there has been no event, occurrence or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on Sorrento or which, if taken after the date hereof, would constitute a breach of the covenants set forth in Sections 6.9 or 6.15; (ii) Sorrento has not altered its method of accounting or the identity of its auditors; (iii) Sorrento has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any Sorrento Securities and (iv) Sorrento has not issued any equity securities. Sorrento has not taken any steps to seek protection pursuant to any bankruptcy Law nor does Sorrento have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy Proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. Sorrento is not Insolvent as of the date hereof, and, after giving effect to the transactions contemplated hereby to occur at Closing, will not be Insolvent.
     4.8 Material Agreements. A list of all oral and written material agreements of Sorrento is set forth on Schedule 4.8 (each, a “Sorrento Material Agreement”). Each Sorrento Material Agreement is in full force and effect and is enforceable against Sorrento and, to Sorrento’s knowledge, the other parties thereto in accordance with its terms. Sorrento and, to

Sorrento’s knowledge, each other party thereto, have in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), have received no written notice of default and are not in default (with due notice, lapse of time or both) under any Sorrento Material Agreement. Sorrento has no knowledge of any breach or anticipated breach by the other party to any Sorrento Material Agreement.
     4.9 Intellectual Property
          (a) Sorrento owns or licenses for use (with a right of sublicense) certain Intellectual Property (“Sorrento Intellectual Property”), such Sorrento Intellectual Property being all that is necessary for the business of Sorrento as presently conducted. To Sorrento’s knowledge, no Sorrento Intellectual Property infringes on the valid and existing Intellectual Property rights of others or, to Sorrento’s knowledge, any other rights of others. No claim is pending or, to Sorrento’s knowledge, threatened, alleging any such infringement or with respect to the ownership, validity, license or use of, or any infringement resulting from, either the Sorrento Intellectual Property or the development of any material products or services by Sorrento. No loss or expiration of the Sorrento Intellectual Property is pending or, to Sorrento’s knowledge, threatened. Schedule 4.9 contains a complete list of the patents and patent applications, trademark applications and registrations, copyright registrations, and domain name registrations included in Sorrento Intellectual Property. There are no outstanding options, licenses or other agreements relating to the Sorrento Intellectual Property, and Sorrento is not bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity. Sorrento is not in violation of any license, sublicense or other agreement relating to any Intellectual Property to which it is a party or otherwise bound. Except as set forth on Schedule 4.9, Sorrento is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its business as it is presently conducted. There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which any stockholder of Sorrento is a party or by which such stockholder is bound that involve indemnification by Sorrento with respect to infringements of Intellectual Property. To Sorrento’s knowledge, all registrations owned by or on behalf of any stockholder of Sorrento, and applications to Governmental Authorities in respect of such Sorrento Intellectual Property, are valid and in full force and effect. Except as set forth on Schedule 4.9, to Sorrento’s knowledge, no person is infringing on the Sorrento Intellectual Property.
          (b) To Sorrento’s knowledge, each former and current officer, employee and consultant of Sorrento, who had or has access to Sorrento confidential information and/or was or is involved in any Sorrento research and development, has executed a Confidential Information and Invention Assignment Agreement, substantially in the form(s) delivered to Parent or are otherwise bound by confidentiality undertakings, and each such agreement remains in full force and effect pursuant to its terms. To Sorrento’s knowledge, no such officer or employee or consultant is in violation of such proprietary information agreement or of any prior Employee Contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, Sorrento, and, to Sorrento’s knowledge, the continued employment by Sorrento of its present employees, and the performance of any of Sorrento’s contracts with its independent contractors, will not result in any such violation. No stockholder of Sorrento has received any written notice alleging that any such violation has occurred.
          (c) The Merger does not and will not materially or adversely affect any rights of Sorrento or the Surviving Company to use any material Sorrento Intellectual Property.
     4.10 Title to Properties and Assets; Liens. Sorrento has good and marketable title to its properties and assets and has a valid leasehold interest to all its leased property, in each case, not subject to any Lien, other than (i) for Liens for current Taxes not yet due and payable, and provided for on the applicable financial statements, and (ii) de minimis Liens and defects in title which do not in any case, individually or in the aggregate, materially detract from the value, continued ownership, use or operation of the property subject thereto or materially impair business operations, and that have not arisen otherwise than in the ordinary course of business (the “Permitted Liens”). With respect to the property and assets it leases, Sorrento is in compliance with such leases in all material respects and holds a valid leasehold interest free of all Liens other than Permitted Liens. Sorrento’s properties and assets are in good condition and repair in all material respects other than in respect of ordinary wear and tear thereto. Sorrento does not currently own, and has never owned, any real property.
     4.11 Compliance with Other Instruments and Laws. Sorrento is not in violation, breach or default of any provision of its organizational documents. Sorrento is not in violation of, default under or breach of any provision of any agreement, instrument, mortgage, deed of trust, loan, contract, lease, license, commitment, judgment, writ, decree, order, obligation or injunction to which it is a party or by which it or any of its properties or assets are bound, which violation, default or breach, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect on Sorrento or its business, taken as a whole, or to prevent or delay the consummation of the transactions contemplated hereby. Sorrento is not in violation of any provision of any federal, state, local or foreign statute, Law, rule or governmental regulation, judgment, writ, decree, order or injunction of any Governmental Authority, including, all environmental Laws, all Laws, regulations and orders relating to anti-trust or trade regulation, employment practices and procedures, the health and safety of employees and consumer credit and the United States Foreign Corrupt Practices Act of 1977 (“FCPA”), which violation, individually or in the aggregate, would have a Material Adverse Effect on Sorrento. Sorrento has not received any written notice of alleged violations of any Laws, rules, regulations, orders or other requirements of Governmental Authorities. The execution and delivery of this Agreement by Sorrento, and Sorrento’s performance of and compliance with the terms hereof, or the consummation of the Merger and the other transactions contemplated hereby, will not result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any Sorrento Material Agreement or any of the foregoing provisions, require any consent or waiver under any Sorrento Material Agreement or any of the foregoing provisions (other than any consents or waivers that have been obtained or will be obtained prior to Closing), result in the creation of any Lien upon any of the properties or assets of Sorrento, trigger any right of cancellation, termination or acceleration under any Sorrento Material Agreement or any of the foregoing provisions, create any right of payment in any other person or entity (except as set forth herein), result in the suspension, revocation, impairment, forfeiture or nonrenewal of any franchise permit, license, authorization or approval applicable to Sorrento or result in a Material Adverse Effect on Sorrento other than any such matter caused by the Parent or Merger Sub.
     4.12 Litigation. There is no action, suit, Proceeding or investigation pending or, to Sorrento’s knowledge, threatened against or affecting Sorrento or its properties or rights before any court or by or before any Governmental Authority. The foregoing includes, without limitation, actions pending or, to Sorrento’s knowledge, threatened involving the prior employment of any employee of Sorrento, their use in connection with the business of Sorrento or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Sorrento is not a party or subject to, and none of its respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no action, suit or Proceeding initiated by Sorrento currently pending or which Sorrento intends to initiate. There is no action, suit, claim or Proceeding pending or, to Sorrento’s knowledge, threatened, that questions the validity of this Agreement or the right of Sorrento to enter into this Agreement, or to consummate the transactions contemplated hereby.
     4.13 Government or Third Party Consents. No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority, any court or tribunal, or other third party, is required by Sorrento in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby, except approval of proposals to approve the Merger by the holders of the Sorrento Shares.
     4.14 Permits. Sorrento has all material Permits necessary for the conduct of its business as now being conducted by it. Sorrento is not in default in any material respect under any of its Permits. Sorrento has complied in all material respects with all federal, state and foreign Laws applicable to its business.
     4.15 Brokers or Finders. In connection with this Agreement and the transactions contemplated hereby, Sorrento has not engaged any brokers, finders or agents, and Sorrento has not incurred, or will not incur, directly or indirectly, as a result of any action taken by such stockholder or any of its Affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges.
     4.16 Tax Returns and Payments. Sorrento has accurately prepared and timely filed all Tax Returns required to be filed by it, if any, has paid all Taxes, assessments, fees and charges owed by it and due to be paid (regardless of whether shown on any such Tax Return) and has otherwise made adequate provision for the payment of all Taxes, assessments, fees and charges owed by it. Sorrento has withheld or collected from each payment made to each of its employees, the amount of all Taxes required to be withheld or collected therefrom, and, to the extent due, has paid the same to the proper Tax receiving officers or authorized depositaries. Sorrento has not been advised in writing (a) that any of its returns have been, will be or are being audited or (b) of any deficiency in assessment or proposed adjustment to its federal, state or other Taxes. No assessment or proposed adjustment of Sorrento’s income or other Taxes is pending. Sorrento is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by a Governmental Authority in a jurisdiction where Sorrento does not file reports and returns that Sorrento is or may be subject to taxation by Tax authorities in that jurisdiction. There are no Liens on any of the assets of Sorrento that arose in connection with the failure or alleged failure to pay any Tax. Sorrento has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. Sorrento has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Sorrento has not entered into a closing agreement with respect to any Taxes. Sorrento has not made any payments, and is not and will not become obligated under any contract entered into on or before the Closing Date to make any payments in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that will be non-deductible or subject to excise Tax or that would give rise to any obligation to indemnify any Person for any excise Tax payable. Sorrento is not a party to or bound by any Tax allocation or Tax sharing agreement and does not have any current or potential obligation to indemnify any other Person with respect to Taxes. Sorrento does not have any liability for Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any corresponding provision of state, local or foreign Tax Law), or as transferee, successor, by contract or otherwise. Sorrento has not made any payments, nor is it or will it become obligated under any contract entered into on or before the Closing Date to make any payments in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that will be non deductible under Section 280G of the Code (or any corresponding provisions of state, local, or foreign Law) or subject to the excise Tax under Section 4999 of the Code (or any corresponding provision of state, local, or foreign Tax Law) or that would give rise to any obligation to indemnify any Person for any excise Tax payable pursuant to Code Section 4999 of the Code (or any corresponding provisions of state, local, or foreign Tax Law). Sorrento has not participated in any reportable transaction as contemplated in Section 1.6011-4 of the Treasury Regulations. Sorrento will not be required, as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Sections 481(c) or 263A of the Code (or any equivalent provision of state, local, or foreign Tax Law) in taxable income for any taxable period (or portion thereof) beginning after the Closing. Sorrento has not been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return, nor has it been a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. Sorrento has not made any payments, nor will it become obligated under any contract entered into on or before the Closing Date to make any payments, that it reasonably believes would not be fully deductible under Section 162(m) of the Code. Sorrento is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. True, correct and complete copies of all income and sales Tax Returns filed by or with respect to Sorrento for the past three years have been furnished or made available to Parent. None of Sorrento’s assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code; and none of its assets is required to be or is being depreci ated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code. There is currently no limitation existing prior to the Merger on the utilization of net operating losses, capital losses, built-in losses, Tax credits or similar items of Sorrento under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state or local). Sorrento is not subject to Tax in, engaged in business in, nor does it have a permanent establishment in, any foreign jurisdiction. Sorrento has not entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8. Sorrento has not transferred an intangible asset, the transfer of which would be subject to the rules of Section 367(d) of the Code.
     4.17 Employees. Schedule 4.17 contains a complete list of all employees of Sorrento and their pay rates. Except as set forth on Schedule 4.17, the employment of each employee of Sorrento is terminable at will. Except as set forth on Schedule 4.17, no employee of Sorrento has been granted the right to continued employment by Sorrento or to any material compensation following termination of employment with Sorrento. No employee of Sorrento, nor any consultant with whom Sorrento has contracted, is in violation of any term of any employment contract, noncompetition or proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Sorrento or any judgment, decree or order of any court, or administrative agency or other Governmental Authority under which it is subject; and the continued employment by Sorrento of its present employees, and the performance of Sorrento’s contracts with its independent contractors, will not result in any such violation. Neither the execution or delivery of this Agreement, nor the carrying on of Sorrento’s business by the employees and independent contractors of Sorrento, nor the conduct of Sorrento’s business as now conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee or independent contractor is now obligated and of which Sorrento has knowledge. Sorrento has not received any notice alleging that any such violation has occurred. Sorrento is not in default with respect to any obligation to any of its employees. No employee of Sorrento is represented by any labor union or covered by any collective bargaining agreement. There is no pending or threatened dispute involving Sorrento and any employee or group of its employees. Sorrento has complied and is currently complying with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and wages and hours, except for noncompliance that, individually and in the aggregate, would not have a Material Adverse Effect on Sorrento.
     4.18 Employee Benefit Plans.
          (a) Schedule 4.18 sets forth a correct and complete list of all Sorrento Employee Benefit Plans. Each Sorrento Employee Benefit Plan, and its related documents, has been made available to Parent.
          (b) There are no pending actions, claims or lawsuits that have been asserted or instituted against any Sorrento Employee Benefit Plan, the assets of any of the trusts under any Sorrento Employee Benefit Plan or the sponsor of any Sorrento Employee Benefit Plan, or, to Sorrento’s knowledge, against any fiduciary or administrator of any Sorrento Employee Benefit Plan with respect to the operation of any Sorrento Employee Benefit Plan (other than routine benefit claims).
          (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will: (i) result in any payment becoming due to any current or former employee, officer, director or consultant of Sorrento; (ii) increase any benefits otherwise payable under any Sorrento Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any rights with respect to any such benefits under any Sorrento Employee Benefit Plan; or (iv) require any contributions or payments to fund, or any security to secure, any obligations under any Sorrento Employee Benefit Plan. There are no Sorrento Employee Benefit Plans that, individually or collectively, could give rise to the payment in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, of any amount that would not be deductible pursuant to the terms of applicable Law.
     4.19 Obligations of Management. Except as set forth on Schedule 4.19, each officer and key employee of Sorrento is currently devoting substantially all of his or her business time to the conduct of the business of Sorrento. Sorrento is not aware of any officer or key employee of Sorrento who is planning to work less than full time at Sorrento in the future. To Sorrento’s knowledge, no officer or key employee is currently working or plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise or is planning to leave the employ of Sorrento.
     4.20 Obligations to Related Parties. Except as set forth on Schedule 4.20, there are no loans, leases, agreements, understandings, commitments or other continuing transactions between Sorrento and any employee, officer, director or member of his or her immediate family or stockholder of Sorrento or member of his or her immediate family or any person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons. To Sorrento’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Sorrento is affiliated or with which Sorrento has a business relationship, or any firm or corporation that competes with Sorrento, except in connection with the ownership of stock of publicly-traded companies (but not exceeding 2% of the outstanding capital stock of any such company). No employee, officer, director or member of his or her immediate family or, to Sorrento’s knowledge, stockholder or member of his or her immediate family or any person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons, is, directly or indirectly, interested in any material contract with Sorrento (other than such contracts as relate to any such person’s ownership of shares of Sorrento or employment by Sorrento). Sorrento is not a guarantor or indemnitor of any Indebtedness of any other Person.
     4.21 Insurance. Sorrento has in full force and effect general commercial, product liability, fire and casualty insurance policies and insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and sufficient in amount to allow it to replace any of its material properties or assets that may be damaged or destroyed or sufficient to cover liabilities to which Sorrento may reasonably become subject.
     4.22 Environmental and Safety Laws. Sorrento is in compliance with all applicable environmental Laws, rules and regulations except for noncompliance that, individually or in the aggregate, would not or could not reasonably be expected to have a Material Adverse Effect on Sorrento. There is no environmental litigation or other environmental Proceeding pending or, to Sorrento’s knowledge, threatened, by any Governmental Authority or others with respect to the business of Sorrento. No state of facts exists as to environmental matters or Hazardous

Substances that involves the reasonable likelihood of a material capital expenditure by Sorrento or that may otherwise have a Material Adverse Effect on Sorrento. To Sorrento’s knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in violation of any applicable environmental Laws, in or on the properties owned or leased by Sorrento.
     4.23 Foreign Corrupt Practices. Neither Sorrento nor any director, officer, agent, employee or other Person acting on behalf of’ any stockholder of Sorrento has, in the course of its actions for, or on behalf of, Sorrento: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of’ any provision of the FCPA, kickback; or (iv) made other unlawful payment to any foreign or domestic government official or employee.
     4.24 OFAC. Sorrento: (i) is not a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg., 49079 (2001)); (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of’ such executive order; and (iii) is not a Person on the list of’ Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other United States Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
     4.25 Patriot Act. Assuming the following were applicable to Sorrento, Sorrento would be in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 200l), and (iii) any other analogous Law.
     4.26 Disclosure. All disclosures provided by Sorrento to Parent and Merger Sub regarding Sorrento, its business and the transactions contemplated hereby, furnished by or on behalf of Sorrento are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
     Except as set forth on the Schedule of Exceptions delivered to Sorrento hereunder, whether or not such Schedule is specifically referenced herein, each of Parent and Merger Sub represents and warrants to Sorrento as of the date of this Agreement as follows:

     5.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado. Merger Sub is a corporation duly organized and validly existing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. Parent is presently qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent with respect to its current activities, taken as a whole. True and accurate copies of the Parent Articles, Parent By-Laws and Merger Sub Certificate of Incorporation and By-Laws (collectively, the “Merger Sub Certificate”), as in effect as of the date hereof have been delivered to Sorrento.
     5.2 Corporate Power. Each of Parent and Merger Sub has all requisite legal and corporate and other power and authority to execute and deliver this Agreement and to carry out and perform its obligations hereunder.
     5.3 Authorization and Required Approvals. All corporate and other action on the part of each of Parent, and Merger Sub, and their respective officers and directors necessary for the (i) due authorization, execution and delivery of this Agreement and (ii) performance of all obligations of Parent and Merger Sub hereunder has been taken or will be taken prior to or upon Closing, as applicable. All corporate action on the part of the sole stockholder of Merger Sub necessary for the (i) due authorization, execution and delivery of this Agreement and (ii) performance of all obligations of Merger Sub hereunder has been taken or will be taken prior to Closing, as applicable. This Agreement has been duly executed by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes and will constitute a valid and legally binding obligation of each of Parent and Merger Sub, except (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity. The board of directors of Parent has full corporate power and authority to appoint and elect the Director Nominees (as defined in Section 6.7). The approval of each of the board of directors of Parent and Merger Sub and the approval of Parent as the sole stockholder of Merger Sub are the only approvals required of Parent or Merger Sub, as applicable, for the execution and delivery of this Agreement and the consummation of the Merger.
     5.4 Authorized Securities.
          (a) The Parent Shares issuable pursuant to Section 3.1(b) shall be duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of shareholders.
          (b) The Parent Shares will be issued and/or assumed pursuant to and in accordance with applicable U.S. and other applicable securities Laws and no filing with, consent or approval of any securities commission or regulatory authority in the United States or elsewhere is required in connection with the Merger. Except as expressly set forth herein, the Parent Shares issued in the Merger will not be subject to any statutory or other resale restrictions or hold periods other than as required under applicable U.S. securities Laws.

     5.5 Subsidiaries. Other than its interest in Merger Sub and as otherwise disclosed on Schedule 5.5, Parent does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association, other business entity or Person. Parent is not a participant in any joint venture, partnership or similar arrangement. Parent has not during the last five years consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.
     5.6 Capitalization
          (a) The authorized capital stock of Parent on the date hereof is, and immediately prior to Closing shall be, 600,000,000 Parent Shares, consisting of 500,000,000 shares of Parent Common Stock, of which 11,073,946 shares are issued and outstanding as of the date hereof, and 100,000,000 shares of Parent Preferred Stock, of which no shares are issued and outstanding as of the date hereof and as of immediately prior to the Effective Time. No shares of capital stock of Parent are held in Parent’s treasury. There are no shares of Parent Common Stock held by any of Parent’s Subsidiaries. The Parent Shares have the rights, preferences, privileges and restrictions set forth in Parent’s Articles and By-Laws and under U.S. federal and state Law. All issued and outstanding shares of Parent’s capital stock have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free and clear of any and all Liens or third party rights and of any rstrictions on transfer.
          (b) Except as set forth on Schedule 5.6, there are no options, warrants, preemptive rights, rights of first refusal, right of participation, right of maintenance, put or call rights or obligations, outstanding securities, instruments or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent, or anti-dilution or other rights to purchase or acquire from Parent any of Parent’s authorized and unissued capital stock or other securities. Except as set forth on Schedule 5.6, there are (i) no rights to have Parent’s capital stock registered for sale to the public in connection with the Laws of any jurisdiction, (ii) to Parent’s knowledge, no agreements relating to the voting of Parent’s voting securities and (iii) no restrictions on the transfer of Parent’s capital stock or other equity securities, other than those arising under applicable securities Laws, including U.S. securities Laws. Except as set forth on Schedule 5.6, there is no (i) contract, agreement or understanding under which Parent is or may become obligated to issue, deliver or sell or repurchase, redeem or otherwise acquire any shares of its capital stock, or (ii) any other securities or condition or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities from Parent. All outstanding Parent Shares were issued pursuant to a valid prospectus or an exemption from prospectus requirements under the U.S. securities Laws and have been issued in compliance with all applicable U.S. securities Laws, rules of the Eligible Market and all other applicable securities Laws and all requirements set forth in applicable contracts. All outstanding shares of capital stock of each of Parent’s Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any encumbrances.

     5.7 Compliance with Securities Laws.
          (a) Parent has provided or made available to Sorrento copies of each of the periodic reports and other documents filed by Parent with the SEC. Since July 1, 2008, Parent has timely filed all reports, documents and other information required of it to be filed with the SEC (the “Parent SEC Reports”). The Parent SEC Reports were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports. None of Parent’s Subsidiaries is required to file any form, reports or other documents with the SEC. No disclosure included in any of the Parent SEC Reports included any statement that, when made or, if such Parent SEC Reports were subsequently amended, when amended, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which such statements were made, not misleading. Since the filing of the most recent Parent SEC Report, Parent has not suffered any Material Adverse Effect.
          (b) Parent has not been notified of any default or alleged default by Parent under any requirement of securities and corporate Laws. Parent has not received any material comment letters that remain unresolved from any applicable securities commissions or stock exchanges with respect to any Parent SEC Reports or any notice of investigation or similar notice from any such entities with respect to any such documents or otherwise. Parent has furnished or made available to Sorrento (i) a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but that Parent intends to file as of the date hereof, to any Parent SEC Reports previously filed with the SEC, and (ii) complete and correct copies of any correspondence with, and inquiries from, the SEC with respect to previously filed Parent SEC Reports since July 1, 2008.
          (c) The financial statements of Parent included in all filed or publicly available forms, reports, statements and documents since July 1, 2008 (the “Parent Financial Statements”) comply in all material respects with applicable accounting requirements and all rules and regulations with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such Parent Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present, in all material respects, the financial condition, results of operations and cash flows of Parent as of the dates, and for the periods, indicated therein, subject, in the case of unaudited statements, to normal, non-material year-end audit adjustments.
          (d) Parent has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of Parent to engage in the review and evaluation process mandated by the Exchange Act. Parent’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Parent is not a party to any off-balance sheet arrangements (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC).
          (e) The Parent Financial Statements were prepared from the books and records of Parent, which books and records of Parent have been maintained in material compliance with applicable legal and accounting requirements and sound business practices and reflect all financial transactions of Parent which are required to be reflected in accordance with GAAP. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of Parent’s financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
          (f) Except as and to the extent reflected, disclosed or reserved against in the latest audited financial statements included within the Parent Financial Statements (including the notes thereto) or as set forth in Schedule 5.7, Parent has not, since the date of such financial statements, incurred any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets, financial condition of Parent which are required by GAAP (consistently applied) to be disclosed in such financial statements or the notes thereto, other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice which in the aggregate do not exceed $10,000.
          (g) Since July 1, 2008, the Chief Executive Officer and the Chief Financial Officer of Parent have signed, and Parent has furnished to the SEC, all certifications required by Section 906 and Section 302 of the Sarbanes-Oxley Act of 2002, as amended; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Parent nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.
          (h) Parent has not, since July 1, 2008, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Parent. The Schedule of Exceptions delivered by Parent to Sorrento pursuant hereto identifies any loan or extension of credit maintained by Parent to which the second sentence of Section 13(k)(1) of the Exchange Act applies.
     5.8 Absence of Certain Changes or Events. Since the date of the latest audited financial statements included within the forms, reports, statements and documents filed under or in accordance with securities Laws, except as disclosed: (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that would reasonably be expected to result in a Material Adverse Effect on Parent, or which, if taken after the date hereof, would constitute a breach of the covenants set forth in Sections 6.9 or 6.15; (ii) Parent has not altered its method of accounting or the identity of its auditors; (iii) Parent has not declared or made any dividend or distribution of cash or other property to its shareholders, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock; and (iv) Parent has not issued any equity securities. Parent has not taken any steps to seek protection pursuant to any bankruptcy Law, nor does Parent have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy Proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. Parent is not Insolvent as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at Closing, will not be Insolvent.
     5.9 Internal Controls. Neither Parent, including, to Parent’s knowledge, any employee thereof, nor Parent’s independent auditors has identified or been made aware of: (a) any material weakness in the design or operation of internal controls utilized by Parent (other than a material weakness that has been disclosed to the Audit Committee of or the board of directors of Parent, and, in the case of a material weakness, that has been disclosed as required in any forms, reports, statements or documents filed under or in accordance with, U.S. securities Laws); (b) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in the preparation of financial statements or the internal controls utilized by Parent; or (c) any claim or allegation regarding any of the foregoing, other than claims or allegations that have been duly investigated and found not to involve any of the foregoing.
     5.10 Material Agreements. A list of all oral and written material agreements of Parent is set forth on Schedule 5.10 (each, a “Parent Material Agreement”). Each Parent Material Agreement is in full force and effect and is enforceable against Parent and, to Parent’s knowledge, the other parties thereto in accordance with its terms. Parent and to Parent’s knowledge, each other party thereto, have in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), have received no written notice of default and are not in default (with due notice or lapse of time or both) under any Parent Material Agreement. To Parent’s knowledge there are no breaches or anticipated breaches by the other party to any Parent Material Agreement.
     5.11 Title to Properties and Assets; Liens. Parent has good and marketable title to its properties and assets and has good title to all its leasehold interests, in each case, not subject to any Lien, other than Permitted Liens. With respect to the property and assets it leases, Parent is in compliance with such leases in all material respects and holds a valid leasehold interest free of all Liens. Parent’s properties and assets are in good condition and repair in all material respects. Parent does not currently own, and since July 1, 2008 has not owned, any real property.
     5.12 Compliance with Other Instruments and Laws. Parent is not in violation, breach or default of any provision of the Parent Articles or the Parent By-Laws, each as amended and in effect on the date hereof and as of Closing. Parent is not in violation of, default under or breach of any provision of any agreement, instrument, mortgage, deed of trust, loan, contract, lease, license, commitment, judgment, writ, decree, order, obligation or injunction to which it is a party or by which it or any of its properties or assets are bound, which violation, default or breach, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect on Parent or its business, taken as a whole, or to prevent or delay the consummation of the transactions contemplated hereby. Parent is not in violation of any provision of any federal, state, local or foreign Law, statute, rule or governmental regulation, judgment, writ, decree, order or injunction of any Governmental Authority, including, all environmental Laws, all Laws, regulations and orders relating to antitrust or trade regulation, employment practices and procedures, the health and safety of employees and consumer credit, and the FCPA, which violation, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect on Parent. Parent has not received any written notice of alleged violations of any Laws, rules, regulations, orders or other requirements of Governmental Authorities. The execution and delivery of this Agreement by Parent, and Parent’s performance of and compliance with the terms hereof, or the consummation of the Merger and the other transactions contemplated hereby, will not result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any Parent Material Agreement or any of the foregoing provisions, require any consent or waiver under any Parent Material Agreement or any of the foregoing provisions (other than any consents or waivers that have been obtained or will be obtained prior to Closing), result in the creation of any Lien upon any of the properties or assets of Parent, trigger any right of cancellation, termination or acceleration under any Parent Material Agreement or any of the foregoing provisions, create any right of payment in any Person (except as contemplated herein), result in the suspension, impairment, forfeiture or nonrenewal of any Permit applicable to Parent or result in a Material Adverse Effect on Parent.
     5.13 Litigation. Except as set forth on Schedule 5.13, there is no action, suit, Proceeding or investigation pending or, to Parent’s knowledge, threatened against or affecting Parent on Merger Sub or any of their respective properties or rights before any court or by or before any Governmental Authority. The foregoing includes, without limitation, actions pending or, to Parent’s knowledge, threatened involving the prior employment of any of Parent’s employees, their use in connection with Parent’s business or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither Parent nor Merger Sub is party or subject to, and none of their respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no action, suit or Proceeding initiated by Parent or Merger Sub currently pending or which Parent or Merger Sub intends to initiate. There is no action, suit, claim or Proceeding pending or, to Parent’s knowledge, threatened, that questions the validity of this Agreement or the right of Parent to enter into this Agreement, or to consummate the transactions contemplated hereby.
     5.14 Governmental or Third Party Consents. No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority, any court or tribunal or other third party is required by Parent in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby, except (i) the determination that there exists an exemption qualification or registration (or taking such action as may be necessary to secure an exemption from qualification or registration, if available) of the offer, issuance and sale of the Parent Shares and the assumption of the Parent Assumed Options under applicable securities Laws; (ii) the filing of the Information Statement with the SEC and the mailing of the Information Statement to the Parent Shareholders; and (iii) approval of proposals to approve the Merger and related matters contemplated herein.
     5.15 Permits. Parent has all material Permits necessary for the conduct of its business as now being conducted by it. All of these Permits are described on Schedule 5.15. Parent is not in default in any material respect under any of its Permits. Parent has complied in all material respects with all federal, state and foreign Laws applicable to its business.
     5.16 Brokers or Finders. In connection with this Agreement and the transactions contemplated hereby, Parent has not engaged any brokers, finders or agents, and Parent has not incurred, and neither will incur, directly or indirectly, as a result of any action taken by Parent or any of its affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges.
     5.17 Tax Returns and Payments. Except as set forth on Schedule 5.17, Parent has accurately prepared and timely filed Tax Returns and other returns required to be filed by it, if any, has paid all Taxes, assessments, fees and charges owed or due to be paid by it (regardless of whether shown on any such Tax return) and has otherwise made adequate provision for the payment of all Taxes, assessments, fees and charges owed by it. Except as set forth on Schedule 5.17, Parent has withheld or collected from each payment made to each of its employees, the amount of all Taxes required to be withheld or collected therefrom, and has, to the extent due, paid the same to the proper Tax receiving officers or authorized depositaries. Except as set forth on Schedule 5.17, Parent has not been advised in writing (a) that any of its returns have been or are being audited or (b) of any deficiency in assessment or proposed adjustment to its Taxes. No assessment or proposed adjustment of Parent’s Taxes is pending. Parent is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by a Governmental Authority in a jurisdiction where Parent does not file reports and returns that it is or may be subject to taxation by Tax authorities in that jurisdiction. There are no Liens on any of the assets of Parent that arose in connection with the failure or alleged failure to pay any Tax. Parent has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. Parent has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Parent has not made any payments, and is not and will not become obligated under any contract entered into on or before the Closing Date to make any payments, in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that will be non-deductible or subject to excise Tax or that would give rise to any obligation to indemnify any person for any excise Tax payable.
     5.18 Insurance. Parent has in full force and effect general commercial, fire and casualty insurance policies and insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and sufficient in amount to allow it to replace any of its material properties or assets that may be damaged or destroyed or sufficient to cover liabilities to which Parent may reasonably become subject.

     5.19 Environmental and Safety Laws. Parent is in compliance with all applicable environmental Laws, rules and regulations except for noncompliance that, individually or in the aggregate, would not or could not reasonably be expected to have a Material Adverse Effect on Parent. There is no environmental litigation or other environmental Proceeding pending or, to Parent’s knowledge, threatened, by any Governmental Authority or others with respect to the business of Parent. To Parent’s knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited in violation of any applicable environmental Laws, in or on the properties owned or leased by Parent.
     5.20 No Assets; No Liabilities. Merger Sub will not own, or have the right to own prior to Closing, any assets, including, tangible and intangible, personal and real property, and is not involved in the operation of any business nor property. As of the date hereof, neither Parent nor Merger Sub has any direct or indirect liability (including accounts payable), Indebtedness or obligation, whether known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due, except as set forth on Schedule 5.20, directly relating to the transactions contemplated hereby or incurred in the normal course of Parent’s business. As of immediately prior to the Closing: (i) neither Parent nor Merger Sub will have any direct or indirect liability (including accounts payable), Indebtedness or obligation, whether absolute or contingent, liquidated or unliquidated or due or to become due, except directly relating to the transactions contemplated hereby or incurred in the normal course of Parent’s business; and (ii) Parent’s assets will include at least $2,300,000 in cash or cash equivalents, less any amounts paid subsequent to June 10, 2009 for (a) expenses directly relating to the transactions contemplated hereby or (b) Ordinary Course Payables. A list of the Ordinary Course Payables incurred as of the date hereof is set forth on Schedule 5.20.
     5.21 Application of Takeover Protections. There are no Takeover Protections that are or would become applicable to Parent as a result of Parent, Merger Sub or Sorrento fulfilling their obligations or exercising their rights under this Agreement, including, as a result of Parent’s issuance of the Parent Shares issuable pursuant to Article III or Parent’s issuance of any other warrant or option as specified in this Agreement.
     5.22 Operations of Merger Sub. Merger Sub is a direct, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
     5.23 Disclosure. All disclosures provided by Parent and Merger Sub to Sorrento regarding Parent and Merger Sub, their respective businesses and the transactions contemplated hereby, furnished by or on behalf of Parent and Merger Sub are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     5.24 Foreign Corrupt Practices. Neither Parent nor any director, officer, agent, employee or other Person acting on behalf of’ Parent has, in the course of its actions for, or on behalf of, Parent: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of’ any provision of the United States Foreign Corrupt Practices, kickback; or (iv) made other unlawful payment to any foreign or domestic government official or employee.
     5.25 OFAC. Parent (i) is not a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg., 49079 (2001)); (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of’ such executive order; and (iii) is not a Person on the list of’ Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other United States Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
     5.26 Patriot Act. Assuming the following were applicable to Parent, Parent would be in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 200l), and (iii) any other analogous Law.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Confidentiality and Announcements. Except as provided below in this Section 6.1, none of the Parties hereto, nor any of their respective Affiliates, shall publicly disclose the execution, delivery or contents of this Agreement other than (i) with the prior written consent of the other parties hereto, or (ii) as required by any applicable Law (including for the purpose of holding shareholder or stockholder meetings and proxies therefor), the applicable rules of any stock exchange, or any Governmental Authority following notification and consultation with the other parties. Without limiting the foregoing, the Parties understand that this Agreement will publicly be filed by Parent with the SEC. As soon as practicable following the execution of this Agreement, the Parties hereto shall agree with each other as to the form, timing and substance of any press release or public disclosure related to this Agreement or the transactions contemplated hereby; provided that (x) such agreement shall not be unreasonably withheld or delayed, and (y) nothing contained herein shall prohibit any party, following notification and consultation with the other party, from making any such disclosure if required by any applicable Law or any Governmental Authority.
     6.2 Tax Free Reorganization for U.S. Federal Income Tax Purposes.
          (a) Each of Parent and Sorrento shall use its respective commercially reasonable efforts to cause the Merger to qualify as a tax-free reorganization described in Section 368(a) of the Code and will not take any actions that would reasonably be expected to cause the Merger to not so qualify.

          (b) This Agreement shall constitute a plan of reorganization within the meaning of Section 1.368-2 of the Treasury Regulations.
          (c) All Parties hereto shall report, act and file all Tax Returns in all respects for all purposes consistent with the transactions contemplated herein constituting a tax-free reorganization described in Section 368(a) of the Code. No party hereto shall take any inconsistent position on any Tax Return or other report or return filed with or provided to any Tax authority, or in any audit or administrative or judicial Proceedings or otherwise, unless required to do so by a “determination” within the meaning of Section 1313 of the Code.
     6.3 Transaction Form 8-K; Other Filings. As promptly as practicable (but in no event, with respect to filing, later than the date required under applicable Law), Parent will prepare and file the Information Statement, a current report on Form 8-K (the “Transaction Form 8-K”) and any filings required to be filed by it under the Exchange Act, the Securities Act or any other federal or blue sky or related Laws relating to the execution of this Agreement and the consummation of the Merger as well as under regulations of or as required by the OTCBB or other Eligible Market (if applicable) and such Governmental Authorities as may require the filing of such other filings. Sorrento will work together with Parent as promptly as practicable to prepare the Information Statement, Transaction Form 8-K and other filings referred to above and provide Parent whatever information is reasonably necessary to accurately complete such filings in a timely manner.
     6.4 Sorrento Stockholder Meeting. Sorrento shall take all action necessary under all applicable legal requirements to obtain by way of written resolution from the stockholders of Sorrento representing a majority of the Sorrento Shares, the approval of the Merger, this Agreement and the transactions contemplated hereby (the “Sorrento Stockholder Meeting”). Subject to their fiduciary obligations, the directors of Sorrento shall advise the Sorrento Stockholders that the board of directors of Sorrento approved the Merger upon the terms and conditions set forth in this Agreement.
     6.5 Transaction Reporting. As promptly as practicable (but in no event, with respect to filing, later than the date required under applicable Law), Parent will prepare and file any forms, reports, statements or documents required to be filed under any United States Law with respect to the Merger, as well as under regulations of or as required by the Eligible Market and such Governmental Authorities as may require the filing of similar documents. Parent will share with Sorrento all drafts of such forms, reports, statements or documents in advance of their filing and accept reasonable input from Sorrento with respect to the content and form of such forms, reports, statements or documents.
     6.6 Notices and Other Filings From or to Governmental Authorities. Subject to applicable Laws relating to the exchange of information, each party will promptly furnish to the other parties copies of written communications and memoranda setting forth the substance of all oral communications received by such party, or any of their respective Subsidiaries, affiliates or associates from, or delivered by any of the foregoing to, any Governmental Authority relating to or in respect of the transactions contemplated under this Agreement, including, any communication regarding the Merger or any of the other transactions contemplated by this Agreement, to or from Governmental Authority.

     6.7 Parent Directors and Officers. Simultaneously with the Closing, Parent shall cause the Director Nominees (as hereinafter defined) to be appointed as members of the boards of directors of Parent and its corporation Subsidiaries by the existing members of the boards of directors of Parent and its Subsidiaries (to the extent that they are not already serving in such capacity). Each Director Nominee shall serve as a director for a term expiring at Parent’s next annual meeting of shareholders following the Closing Date and until his successor is elected and qualified, provided that Parent shall use its best efforts to cause Parent’s board of directors to re-nominate each Director Nominee as a director for election at Parent’s annual meeting of stockholders for each of 2010 and 2011, subject to any limitations imposed by applicable Law or the rules of the Eligible Market or such other exchange on which Parent’s securities are then traded. Parent shall take such action as may be required to cause the number of directors constituting the Parent board of directors immediately after the Effective Time to be seven. “Director Nominees” means four persons designated by Antonius Schuh, and who shall initially be Antonius Schuh, Steve Zaniboni, Henry Ji and Carl Sanchez, two persons designated by OPKO Health, Inc. (“OPKO”), who shall initially be Jamie Freedman and Glenn Halpryn, and one person designated by Parent, who shall initially be Curtis Lockshin. Two of Sorrento’s designees, one of OPKO’s designees and the Parent designee shall be “independent” under the rules of the NYSE Amex, whether or not the Surviving Company is then listed thereon and applicable securities Laws. The directors of the Surviving Company shall be as set forth in the Surviving Company’s Amended Charter Documents. At the Effective Time, Antonius Schuh shall become the Chief Executive Officer of Parent and the Surviving Company and Henry Ji shall become the Chief Scientific Officer of Parent and the Surviving Company.
     6.8 Indemnification and D&O Insurance.
          (a) From and after Closing, Parent will cause the Surviving Company to fulfill and honor in all respects the obligations of Sorrento pursuant to any indemnification provisions under the organizational documents of Sorrento, any existing indemnification agreements disclosed herein or otherwise for the benefit of any individual who served as a director or officer of Sorrento or any predecessor thereof (the “Sorrento Indemnitees”), at any time prior to the Effective Time to the maximum extent permitted by Law.
          (b) Parent will provide each Sorrento Indemnitee with directors and officers liability insurance (runoff insurance) for a period of four years after such Effective Time on terms no less favorable in coverage and amount than any applicable insurance in effect immediately prior to such Effective Time covering periods prior to the Effective Time and the merger.
     6.9 Covenants Relating To Conduct Of Business. Except in relation to Sorrento in respect to those matters set forth on Schedule 6.9(a) and Parent in respect to those matters set forth on Schedule 6.9(b), during the period from the date of this Agreement to the Effective Time, each of Parent, Merger Sub and Sorrento shall conduct its business only in the ordinary course and consistent with prudent and past business practice, except for transactions contemplated hereunder, or with the prior written consent of the other parties, which consent will not be unreasonably withheld; and confer on a reasonable basis with each other regarding operational matters and other matters related to the Merger. During the period from the date of this Agreement to the Effective Time, Sorrento shall not make any Tax elections, change any method of Tax accounting, amend any Tax Return or settle any Tax controversy or claim.
     6.10 Other Insurance Matters. Parent will purchase and maintain product liability and errors & omissions run-off insurance coverage for a period of seven years as is customary for companies in similar businesses and stages, covering their legal liability for the products and the services provided, delivered or manufactured prior to the Closing.
     6.11 Access to Parent and Merger Sub. During the period from the date of this Agreement to the Effective Time, Parent on reasonable notice shall afford to Sorrento and its officers, managers, agents and counsel access at times and upon conditions reasonably convenient to Parent, reasonable access to its properties, books, records, contracts and documents of Parent and Merger Sub, and an opportunity to make such reasonable investigations as they shall desire to make of Parent and Merger Sub; and Parent shall furnish or cause to be furnished to Sorrento and its authorized representatives all such information with respect to the business and affairs of Parent and Merger Sub as Sorrento and its authorized representatives may reasonably request and make the officers, directors, employees, auditors and counsel of Parent Merger Sub reasonably available for consultation (in the case of employees on not less than three Business Days prior notice) and permit access to other third parties as reasonably requested by Sorrento for verification of any information so obtained.
     6.12 Access to Sorrento. During the period from the date of this Agreement to the Effective Time, Sorrento on reasonable notice shall afford to Parent and its officers, directors, agents and counsel access at times and upon conditions reasonably convenient to Sorrento, to all properties, books, records, contracts and documents of Sorrento, and an opportunity to make such investigations as it shall reasonably desire to make of Sorrento; and Sorrento shall furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the business and affairs of Sorrento as Parent and its authorized representatives may reasonably request and make the officers, directors, employees auditors and counsel of Sorrento available for consultation (in the case of employees on not less than three Business Days prior notice) and permit access to other third parties as reasonably requested by Parent for verification of any information so obtained.
     6.13 Parent Recapitalization. As soon as reasonably practicable after the Closing, and subject to all necessary approvals by the Parent Shareholders as provided in Section 6.14, Parent shall effect the Name Change, the Redomestication and any amendments to its charter documents that it deems necessary or reasonably appropriate in connection with the Merger and the other transactions contemplated herein.
     6.14 Parent Special Meeting. As soon as reasonably practicable after the Closing, Parent shall take all action necessary under all applicable legal requirements and the requirements of the Eligible Market, if any, to either (i) give notice of and hold a special meeting of shareholders of Parent or (ii) take action by written consent of the Parent Shareholders to elect directors, if necessary, and vote on the Name Change, the Redomestication, the Redomestication Articles, substantially in the form attached as Exhibit E hereto, and any other amendments to the charter documents of Parent relating to the foregoing. Subject to its fiduciary obligations, the board of directors of Parent shall advise the Parent Shareholders of its conclusion that a vote in favor of these proposals is advisable, fair and in the best interests of Parent and the Parent Shareholders.
     6.15 Prohibited Actions Pending Closing. Except as provided in or otherwise contemplated by this Agreement or as set forth in the Schedule of Exceptions or to the extent Parent and Sorrento shall otherwise consent in writing, during the period from the date of this Agreement to the Effective Time, none of Parent, Merger Sub or Sorrento shall, other than in the ordinary course of business:
          (a) create any Lien on any of its properties or assets, whether tangible or intangible, other than (i) Permitted Liens and (ii) Liens that will be released at or prior to, or in connection with the Closing;
          (b) sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any its material assets or except as otherwise provided for in this Agreement, cancel any Indebtedness owed to it;
          (c) change any method of accounting or accounting practice used by it, other than such changes required by GAAP;
          (d) issue or sell any shares of the capital stock of, or other equity interests in it, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests or such securities;
          (e) amend or otherwise change its Articles, Certificate, By-Laws or other charter documents, as the case may be, or other governing documents;
          (f) declare, set aside or pay any dividend or distribution with respect to any share of its capital stock or declare or effectuate a stock dividend, stock split or similar event, other than Tax distributions;
          (g) issue any note, bond, or other debt security or create, incur, assume, or guarantee any Indebtedness for borrowed money or capitalized lease obligation;
          (h) make any equity investment in, make any loan to, or acquire the securities or assets of any other person or entity;
          (i) enter into any new or additional agreements or materially modify any existing agreements relating to the employment of any officer or director or any written agreements of any of its employees, except as to indemnification of officers and directors and otherwise in the ordinary course of business;
          (j) other than as specifically provided for in this Agreement, make any payments out of the ordinary course of business to any of its officers, directors, employees or stockholders;

          (k) other than as specifically provided for in this Agreement, pay, discharge, satisfy or settle any liability (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business;
          (l) sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any Intellectual Property;
          (m) agree in writing or otherwise take any action that would, or would reasonably be expected to, prevent, impair or materially delay the ability of Parent or Sorrento as the case may be, to consummate the transactions contemplated by this Agreement;
          (n) form or acquire any additional Subsidiaries; or
          (o) agree to take any of the actions specified in this Section 6.15.
     6.16 Further Assurances. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to satisfy the conditions to Closing to be satisfied by it and to consummate and make effective the transactions contemplated by this Agreement and make effective using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and using commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly using commercially reasonable efforts to remedy the same. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use commercially reasonable efforts to take all such necessary action.
     6.17 Financial Statements. Prior to Closing, Sorrento shall deliver to Parent the audited financial statements required by Section 7.2(h).
     6.18 Lock-up Agreements.
          (a) Sorrento shall (i) cause each of Antonius Schuh, Henry Ji, Stephen Zaniboni, Carl Sanchez and OPKO and (ii) use commercially reasonable efforts to cause each of Richard Lerner, Gerald Joyce, Giulio DiConti and Peter Dini to deliver to Parent an executed lock-up letter agreement substantially in the form of Exhibit A hereto prior to the Effective Time (the “Sorrento Lock-up Agreements”).
          (b) Parent shall use commercially reasonable efforts to cause (i) the Persons known by it to beneficially own more than 5% of its outstanding voting securities of Parent as set forth on Schedule 6.18(b) to deliver an executed lock-up letter agreement substantially in the form of Exhibit A hereto prior to the Effective Time (the “Parent Lock-up Agreements”) and (ii) the Investors to deliver an executed lock-up letter agreement substantially in the form of Exhibit A hereto prior to the Effective Time (the “Investor Lock-up Agreements”).

     6.19 Notices and Consents. Each of Parent and Sorrento will give any notices to third parties, and will use their commercially reasonable efforts to obtain any third party consents referred to in the Schedule of Exceptions delivered by it hereunder.
     6.20 Accredited Investor Representations. Sorrento agrees to use its commercially reasonable efforts to obtain and deliver to Parent prior to Closing representations from each Sorrento Stockholder, dated as of a recent date and in the form set forth as Exhibit G relating to the Sorrento Stockholder’s status as an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
     6.21 Sorrento Stockholder Voting Agreements. Simultaneously herewith, each of Antonius Schuh, Henry Ji, Steve Zaniboni, Carl Sanchez and OPKO shall deliver to Parent a voting agreement, in the form set forth as Exhibit B, to vote any and all Sorrento Shares that he, she or it owns at Closing in favor of the Merger and any other transactions contemplated hereby, whether before or after the Closing, requiring stockholder approval.
     6.22 No Additional Representations or Warranties. Each of Parent, Merger Sub and Sorrento acknowledge that the others have not made any representation, warranty or covenant, express or implied, as to the accuracy or completeness of any information regarding any of them, except as expressly set forth in this Agreement or the Schedule of Exceptions. SUBJECT TO ANY RIGHTS ANY PARTY MAY HAVE UNDER LAW OR EQUITY WITH RESPECT TO FRAUD OR WILLFUL CONCEALMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW, IN EQUITY, OR OTHERWISE, IN RESPECT OF PARENT, MERGER SUB, OR SORRENTO, AS APPLICABLE, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND EACH SUCH PARTY EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.
     6.23 Transfer Taxes. Notwithstanding anything contained in this Agreement to the contrary, any transfer, documentary, sales, use, stamp, registration, and other similar Taxes (including all applicable transfer Taxes and including any filing and recording fees related to lien releases) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with the Merger shall be borne by the Sorrento Stockholders.
ARTICLE VII
CONDITIONS PRECEDENT TO THE CLOSING
     7.1 Conditions Precedent to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions:
          (a) Stockholder Approvals. The Merger shall have been duly approved by the requisite vote of the Sorrento Stockholders entitled to vote thereon in accordance with the DGCL (the “Sorrento Stockholder Approval”).

          (b) Governmental Authorities’ Approvals. All Governmental Authorities’ approvals, required to consummate the Merger, if any, shall have been obtained.
          (c) No Injunctions or Restraints. No restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the Merger shall be in effect.
          (d) Exchange Act Filings. Parent shall have caused the Information Statement to be filed with the SEC and mailed to Parent Shareholders not less than ten (10) days prior to the Closing Date and there shall be no outstanding SEC comment letters in respect of the Information Statement. Parent and Sorrento shall have prepared, and shall have used all reasonable efforts to cause any shareholder or stockholder of Parent or Sorrento to prepare, all information and documents reasonably necessary in order to satisfy any filing obligations of the Surviving Company, any Parent Shareholder or any director or officer of the Surviving Company under Section 13 or Section 16 of the Exchange Act in connection with the execution of this Agreement, the consummation of the Merger and the other transactions contemplated to occur in connection with the Closing.
     7.2 Conditions Precedent to Obligations of Parent and Merger Sub. Parent and Merger Sub’s obligations to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction or waiver of each condition precedent listed below.
          (a) Representations and Warranties. Each representation and warranty set forth in Article IV shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except (i) to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, (ii) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (iii) to the extent that modifications to the applicable Schedules of Exceptions have been accepted as provided in the definitions of “Schedule of Exceptions.”
          (b) Lock-up Agreements. Parent shall have received executed copies of the Sorrento Lock-up Agreements.
          (c) Performance of Obligations of Sorrento. Sorrento shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
          (d) Sorrento Officer’s Certificate. Parent and Merger Sub shall have received a certificate of Sorrento signed by an officer of Sorrento certifying the matters set forth in Section 7.2(a) and Section 7.2(c) with respect to Sorrento.
          (e) Sorrento Secretary’s Certificate. The duly authorized Secretary of Sorrento shall have delivered to Parent certified copies of the Sorrento Certificate, Sorrento By-

Laws and written resolutions of the Sorrento board of directors and Sorrento Stockholders authorizing the Merger and the transactions contemplated hereby.
          (f) Receipt of Accredited Investor Information. Sorrento shall have delivered evidence to Parent that a sufficient number of Sorrento Stockholders are “accredited investors” as such term is defined in Rule 501(a) of Regulation D as promulgated under the Securities Act such that Parent is not disqualified from using Regulation D. Each of the Sorrento Stockholders set forth on Schedule 7.2(f) shall have delivered an Accredited Investor Letter to Parent substantially in the form of Exhibit G.
          (g) Information for SEC Filing. Parent shall have received from Sorrento all information and documents reasonably necessary in order to satisfy its filing obligations with the SEC in connection with the Merger, including, but not limited to, the written consent of Sorrento’s accountants to the inclusion of the financial statements of Sorrento and their reports thereon in connection therewith in such filings and any future SEC filings.
          (h) Financial Statements; Audit. Parent shall have received from Sorrento the Sorrento Financial Statements no later than ten (10) days prior to the Closing Date and such Sorrento Financial Statements shall be prepared in accordance with GAAP and shall be acceptable to Parent, in Parent’s reasonable discretion, in form and substance. The Sorrento Financial Statements, taken as a whole, shall not evidence any Material Adverse Effect on the financial condition of Sorrento since the date of this Agreement.
          (i) Escrow Agreement. Parent shall have received an Escrow Agreement in the form of Exhibit C executed by the Stockholders’ Agent and Escrow Agent.
     7.3 Conditions Precedent to Obligation of Sorrento. Sorrento obligations to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction or waiver of each condition precedent listed below.
          (a) Representations and Warranties. Each representation and warranty set forth in Article V shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except (i) to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, (ii) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (iii) to the extent that modifications to the applicable Schedule of Exceptions have been accepted as provided in the definition of “Schedule of Exceptions.”
          (b) Lock-up Agreements. Sorrento shall have received executed copies of the Parent Lock-up Agreements and Investor Lock-up Agreements; provided, however that such Investor Lock-up Agreements will cover, in the aggregate, at least 95% of all of the Purchased Shares.
          (c) Third Party Consents. Parent shall have procured all of the third party consents set forth on Schedule 7.3(c), if any.

          (d) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
          (e) Parent and Merger Sub Officer’s Certificate. Sorrento shall have received a certificate of Parent signed by the chief executive officer of Parent certifying the matters set forth in Section 7.3(a), and 7.3(d) with respect to Parent and Merger Sub.
          (f) Parent and Merger Sub Secretary’s Certificate. The duly authorized and respective Secretaries of Parent and Merger Sub shall have delivered to Sorrento, certified copies of the Parent Articles, the Parent By-Laws, the Merger Sub Certificate and resolutions adopted by Parent’s board of directors on behalf of Parent and as the sole stockholder of Merger Sub authorizing the Merger and the transactions contemplated hereby.
          (g) Resignations. The persons referenced on Schedule 7.3(g) shall have either (i) resigned effective as of no later than the Effective Time or (ii) been removed from their positions as officers and directors of Parent and the Merger Sub and Parent shall have taken such action as is necessary to cause the Director Nominees to be appointed the directors of Parent and Sorrento.
          (h) Assets and Liabilities. (i) Neither Parent nor Merger Sub shall have any direct or indirect liability (including accounts payable), Indebtedness or obligation, whether absolute or contingent, liquidated or unliquidated or due or to become due, except directly relating to the transactions contemplated hereby or incurred in the normal course of Parent’s business; and (ii) Parent’s assets shall include at least $2,300,000 in cash or cash equivalents, less any amounts paid subsequent to June 10, 2009 for expenses directly relating to the transactions contemplated hereby or incurred in the normal course of Parent’s business.
          (i) Purchase of Parent Common Stock. Parent shall have sold an aggregate of $2,000,000 in Parent Common Stock (the “Purchased Shares”) subsequent to the date hereof to certain Affiliates of The Frost Group, LLC, Glenn Halpryn and Steven Jerry Glauser, and certain other investors, which other investors shall be reasonably acceptable to Sorrento (collectively, the “Investors”).
          (j) Escrow Agreement. Sorrento shall have received an Escrow Agreement in the form of Exhibit C executed by Parent, Parent Representative, and Escrow Agent.
          (k) Offer Letters. Parent shall have delivered to each of Antonius Schuh and Henry Ji an executed offer of employment, in the forms attached hereto as Exhibit I and Exhibit J (together, the “Offer Letters”), respectively, and such Offer Letters shall be in full force and effect.
     7.4 Waiver of Conditions. Any condition to a party’s obligations to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing may be waived by that party with the consent of the board of directors of that party, without the need for further corporate consent or approval.

ARTICLE VIII
TERMINATION
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the shareholders or stockholders of Sorrento, Merger Sub, and, if applicable, Parent, in the following manner:
          (a) By mutual written consent of Parent and Sorrento;
          (b) By Parent at any time prior to the Effective Time in the event Sorrento has breached any representation, warranty, or covenant made by it in this Agreement in any material respect, Parent has notified such party in writing of the breach and the breach has continued without cure for a period of 30 days after such notice of breach;
          (c) By Sorrento at any time prior to the Effective Time in the event Parent or Merger Sub has breached any representation, warranty, or covenant made by it in this Agreement in any material respect, Sorrento has notified such party in writing of the breach and the breach has continued without cure for a period of 30 days after such notice of breach;
          (d) By either Sorrento or Parent, if the Effective Time shall not have occurred on or before the End Date; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date; or
          (e) By either Sorrento or Parent, if any restraining order, injunction, legal restraint, prohibition or other judgment has been issued by any court of competent jurisdiction that has the effect of preventing the consummation of the Merger and such restraint, injunction or prohibition has become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the restraining order, injunction, legal restraint, prohibition or other judgment to have been issued by any court of competent jurisdiction.
     8.2 Liability. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall terminate and there shall be no other liability on the part of Sorrento or Parent to any other party except for (i) liability arising from any breach of the provisions of Section 6.1, which provision shall survive such termination, and (ii) actions or inactions constituting fraud or intentional misconduct.
ARTICLE IX
INDEMNIFICATION
     9.1 Survival. The representations and warranties of Parent, Merger Sub and Sorrento contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing, and for a period of 12 months following the Closing Date (the “Indemnification Termination Date”).

     9.2 Indemnification.
          (a) Parent hereby agrees to indemnify and hold harmless Sorrento and, as applicable, its officers, directors, shareholders, agents and representatives from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) (“Losses”) due to or arising out of a breach of any representation, warranty or covenant provided by Parent or Merger Sub hereunder.
          (b) Sorrento hereby agrees to indemnify and hold harmless Parent and, as applicable, its respective officers, managers, directors, shareholders, agents and representatives from and against any and all Losses due to or arising out of a breach of any representation, warranty or covenant provided by Sorrento hereunder.
          (c) In determining the amount of Losses for which either Sorrento or Parent are entitled to be indemnified pursuant to Section 9.2(a) or Section 9.2(b), respectively, for a breach of any representation, warranty or covenant, any materiality or Material Adverse Effect standard contained in the applicable representation or warranty shall be disregarded.
     9.3 Escrow; Limitation of Liability. As security for the Parties’ respective indemnification obligations hereunder, at the Closing and as contemplated by Section 3.1(b), Parent shall deposit, on behalf of the Sorrento Stockholders, the Sorrento Escrowed Securities in an escrow account (the “Escrow Account”) maintained by Parent pursuant to an escrow agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”) and to be released in accordance with the terms thereof on the date that is the earlier of (i) the Indemnification Termination Date or (ii) the date of a Change of Control, except with respect to a number of such Sorrento Escrowed Securities, as applicable, to which Parent is entitled as a result of this Article IX and pursuant to the terms of the Escrow Agreement, which securities shall be held pursuant to the terms of the Escrow Agreement until such claim of entitlement from Parent is fully and finally resolved. Parent shall offset Losses for which Sorrento is obligated to provide indemnification hereunder against the Sorrento Escrowed Securities on a pro rata basis based on the number of such securities (calculated on a fully diluted basis) issued to each holder thereof and held in such escrow, and the aggregate number of Sorrento Escrowed Securities subject to such offset shall be determined by dividing the amount of such indemnifiable Losses, as fully and finally determined to be due, by the volume weighted average closing price of Parent Common Stock over the 30 trading-day period ending on the date immediately preceding the date of any payment for such indemnifiable Losses, as reported on the Eligible Market or other applicable exchange, as applicable. Notwithstanding anything else in this Agreement to the contrary, in no event shall Sorrento have any liability of any kind or nature under this Agreement or any applicable Law to any parties or third party beneficiaries hereunder in excess of the value of the Sorrento Escrowed Securities. Accordingly, if any indemnitee incurs Losses that exceed the value of the Sorrento Escrowed Securities (as determined pursuant to this section), with respect to which it seeks indemnification hereunder, neither Sorrento nor any of its former respective stockholders shall be liable for such portion of the Losses that exceeds the aggregate value of the Sorrento Escrowed Securities or, in the case of any individual former Sorrento Stockholder, the aggregate value of such stockholder’s Per Share Escrow Shares.

     9.4 Satisfaction of Parent Indemnification. If Parent shall be liable for indemnification under Section 9.2(a), Parent shall satisfy such indemnification by issuing additional Parent Shares on a pro rata basis to the holders of Sorrento Securities, calculated on a pro rata basis based on the number of Parent Shares issued to each holder of Sorrento Securities. The aggregate number of Parent Shares to be issued to satisfy such indemnification obligation shall be determined by dividing the amount of such indemnifiable Losses as fully and finally determined to be due, by the volume weighted average closing price of Parent Common Stock over the 30 trading-day period ending on the date immediately preceding the date of any payment in satisfaction of such indemnification obligation, as reported on the Eligible Market or other applicable exchange, as applicable. Notwithstanding anything else in this Agreement to the contrary, in no event will Parent by liable to any Parties or third party beneficiaries hereunder for any amount which exceeds, in the aggregate, ten percent (10.0%) of the Parent Shares issued hereunder (the “Parent Liability Limitation”).
     9.5 Sole Remedy; Limitation of Damages; Basket. The indemnification set forth in this Article IX shall be the sole remedy of the Parties with respect to breaches of representations and warranties hereunder and any claim arising out of or relating to this Agreement and the transactions contemplated hereby. In no event shall any party be entitled to punitive, exemplary, special, incidental or consequential damages or the like for any breach of any term hereunder. No party hereto shall be required to make an indemnification payment to an indemnitee pursuant to this Article IX until such time as the total amount of Losses that have been incurred or suffered by one or more of the indemnitees hereunder exceeds $10,000; if the total amount of such Losses exceeds $10,000, the indemnitee(s) shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Losses, and not merely for the portion of such Losses exceeding $10,000. For purposes of determining whether the total amount of Losses that have been incurred or suffered by one or more of the indemnitees hereunder has exceeded $10,000, individual claims shall only be considered if made pursuant to Section 9.7 and if totaling in amount at least $1,000. From and after such time as the total amount of Losses that have been incurred or suffered by one or more of the indemnitees hereunder exceeds $10,000, there shall be no such limitation on the size of individual claims brought.
     9.6 Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification, payment of Losses or other remedy based upon breach of representations, warranties, or covenants will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, or covenant.
     9.7 Procedures for Indemnification.
          (a) Claim for Losses by Parent. If Parent has or claims to have incurred or suffered Losses for which it is or may be entitled to indemnification under Section 9.2(b), Parent Representative shall promptly deliver a written claim notice to the Stockholders’ Agent and Escrow Agent pursuant to the terms of the Escrow Agreement. So long as notice is given prior to the Indemnification Termination Date, failure of Parent Representative to give such notice promptly shall not relieve Sorrento from any liability which it may have on account of this indemnification or otherwise, except to the extent that Sorrento is materially prejudiced thereby.

          (b) Claim for Losses by Sorrento. If Sorrento has or claims to have incurred or suffered Losses for which it is or may be entitled to indemnification under Section 9.2(a), Sorrento shall promptly deliver to Parent Representative a written claim notice (a “Claim Notice”). Each Claim Notice shall contain a reasonably detailed summary of the basis for the claim, the provision or provisions of this Agreement alleged to have been inaccurate or breached and, if known, the estimated amount of the Losses incurred or reasonably expected to be incurred by Sorrento as a result of such inaccuracy or breach under which such indemnification is sought (the “Claimed Amount”). Sorrento may submit a Claim Notice at any time prior to 11:59 p.m. Pacific Time on the Indemnification Termination Date.
               (i) Within fifteen (15) calendar days after receipt by Parent Representative of a Claim Notice, Parent Representative may deliver to Sorrento (with a copy to the Stockholders’ Agent) a written response (the “Response Notice”) in which Parent Representative: (a) agrees that an amount of Parent Shares equal to the full Claimed Amount will be distributed to the holders of Sorrento Securities; (b) agrees that an amount of Parent Shares equal to part, but not all, of the Claimed Amount (the “Agreed Amount”) may be distributed to the holders of Sorrento Securities; or (c) indicates that no Parent Shares may be distributed to the holders of Sorrento Securities in respect of the Claimed Amount. Any part of the Claimed Amount that is not agreed to be distributed to the holders of Sorrento Securities pursuant to the Response Notice, which determination shall be made in good faith by Parent Representative, shall be the “Contested Amount.” If a Response Notice is not received by Sorrento within such fifteen (15) day period, then Sorrento shall be conclusively deemed to have agreed that an amount of Parent Shares equal to the full Claimed Amount may be distributed to the holders of Sorrento Securities as provided in Section 9.7(b)(ii).
               (ii) If Parent Representative delivers a Response Notice agreeing that an amount of Parent Shares equal to the full Claimed Amount may be distributed to the holders of Sorrento Securities, or if Parent Representative does not deliver a Response Notice on a timely basis in accordance with Section 9.7(b)(i), Parent shall, within five (5) Business Days following the receipt of such Response Notice (or, if Sorrento has not received a Response Notice, five (5) Business Days following the expiration of the fifteen (15) day period referred to in Section 9.7(b)(i)), submit to Parent’s transfer agent, for distribution to the holders of Sorrento Securities, an amount of Parent Shares equal to the full Claimed Amount.
               (iii) If Parent Representative delivers a Response Notice agreeing that an amount equal to less than the full Claimed Amount may be delivered to the holders of Sorrento Securities, Parent shall, within five (5) Business Days following the delivery of such Response Notice, submit to Parent’s transfer agent, for distribution to the holders of Sorrento Securities, an amount of Parent Shares equal to the Agreed Amount. Such payment shall not be deemed to be made in full satisfaction of the claim described in such Claim Notice and the remaining amount shall be the Contested Amount as provided in Section 9.7(b)(i).
               (iv) If Parent Representative delivers a Response Notice indicating that there is a Contested Amount, Parent Representative and Sorrento shall attempt in good faith to resolve the dispute related to the Contested Amount within fifteen (15) calendar days of Sorrento’s receipt of such Response Notice (the “Negotiation Period”). If Parent Representative and Sorrento resolve such dispute, such written resolution shall be binding on all of the holders of Sorrento Securities and Parent, and a settlement agreement shall be signed by Parent Representative and Sorrento. Upon execution of such settlement agreement, Parent shall distribute an amount of Parent Shares to the holders of Sorrento Securities in accordance with such agreement. If Parent Representative and Sorrento fail to reach agreement by the end of the Negotiation Period, each party shall be entitled to its legal remedies in accordance with this Agreement.
               (v) Parent shall submit to its transfer agent, for distribution to the holders of Sorrento Securities, the Parent Shares to be issued in connection with any Contested Amount within five (5) Business Days after: (i) the execution of a settlement agreement executed by Parent and Sorrento setting forth instructions to Parent as to the amount of Parent Shares to be distributed to the holders of Sorrento Securities, with respect to such Contested Amount; or (ii) delivery to Parent of a certified copy of a final and non-appealable binding order, decree or judgment issued or rendered by a court of competent jurisdiction or a certified copy of a final arbitration award, accompanied by written instructions from Sorrento instructing Parent as to the resulting disbursement of the Parent Shares specified therein.
               (vi) At any time that a payment or distribution of Parent Shares is required to be made for Losses for which Parent is obligated to provide indemnification hereunder, such payment or distribution shall be made to the holders of Sorrento Securities on a pro rata basis based on the number of such securities (calculated on a fully diluted basis) issued to each holder thereof as set forth on Exhibit H attached hereto. The aggregate number of Parent Shares to be distributed to the holders of Sorrento Securities in satisfaction of any Claimed Amount, Agreed Amount or Contested Amount under this Section 9.7 shall be determined by dividing the amount of the applicable indemnifiable Losses as fully and finally determined to be due, by the volume weighted average closing price of Parent Common Stock over the 30 trading-day period ending on the date immediately preceding the date of any payment in satisfaction of such indemnification obligation, as reported on the Eligible Market or other applicable exchange, as applicable.
     9.8 Stockholders’ Agent.
          (a) Approval of this Agreement by the holders of Sorrento Securities shall constitute ratification and approval of the designation of Stephen Zaniboni, as agent (“Stockholders’ Agent”) for and on behalf of the holders of Sorrento Securities to give and receive notices and communications, to authorize delivery to Parent of the Parent Shares (and any other property distributed with respect to such shares) from the Escrow Account in satisfaction of claims by Parent or Parent Representative, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing and on all matters relating to this Agreement and the Escrow Agreement. Such agency may be changed from time to time as set forth in the Escrow Agreement. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each holder of Sorrento Securities.

          (b) The Stockholders’ Agent shall not be liable to Parent, the Surviving Company or the holders of Sorrento Securities for any act done or omitted hereunder as Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. By approving the Merger and adopting this Agreement, the Sorrento Stockholders agree that each one shall severally indemnify and hold the Stockholders’ Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.
          (c) The Stockholders’ Agent shall have reasonable access to information about Sorrento and the reasonable assistance of the Sorrento’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Sorrento to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).
     9.9 Actions of the Stockholders’ Agent. A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all holders of Sorrento Securities for whom the Sorrento Escrowed Shares otherwise issuable to them is deposited in the Escrow Account and shall be final, binding and conclusive upon each such holder of Sorrento Securities, and the Escrow Agent, Parent and Parent Representative may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every such holder of Sorrento Securities. The Escrow Agent, Parent and Parent Representative are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.
     9.10 Parent Representative.
          (a) Approval of this Agreement by Parent and the holders of Sorrento Securities shall constitute ratification and approval of the designation of Glenn L. Halpryn, as representative (“Parent Representative”) for and on behalf of Parent to give and receive notices and communications, to authorize the issuance of and delivery to holders of Sorrento Securities of Parent Shares from Parent in satisfaction of claims by the Stockholders’ Agent or holders of Sorrento Securities, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Parent Representative for the accomplishment of the foregoing and on all matters relating to indemnification provided by this Article IX and the Escrow Agreement. No bond shall be required of Parent Representative, and Parent Representative shall receive no compensation for his services. Notices or communications to or from Parent Representative shall constitute notice to or from Parent.
     (b) If Parent Representative or his successor shall die, become disabled or otherwise be unable to fulfill his responsibilities as Parent Representative, then a majority-in-interest of those persons who compromise the board of directors of Parent as of the date hereof shall, within ten (10) calendar days after such death or disability, appoint a successor representative. Unless and until Parent, Stockholders’ Agent and the Escrow Agent shall have received written notice of the appointment of a successor Parent Representative, Stockholders’ Agent, Parent and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of Parent Representative to act on behalf of Parent.
          (c) Parent Representative shall not be liable to Parent, the Surviving Company or the holders of Sorrento Securities for any act done or omitted hereunder as Parent Representative while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. By approving the Merger and adopting this Agreement, Parent agrees that it shall indemnify and hold Parent Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of Parent Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.
          (d) Parent Representative shall have reasonable access to information about Parent and Sorrento and the reasonable assistance of Parent’s and Sorrento’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that Parent Representative shall treat confidentially and not disclose any nonpublic information from or about Parent or Sorrento to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).
     9.11 Actions of Parent Representative. A decision, act, consent or instruction of Parent Representative shall constitute a decision of the Parent and shall be final, binding and conclusive upon Parent, and the Escrow Agent, Stockholders’ Agent and each holder of Sorrento Securities may rely upon any decision, act, consent or instruction of Parent Representative as being the decision, act, consent or instruction of Parent. The Escrow Agent, Stockholders’ Agent and each holder of Sorrento Securities are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Parent Representative.
ARTICLE X
MISCELLANEOUS
     10.1 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their successors and assigns. None of the Parties to this Agreement may assign or otherwise transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other parties.
     10.2 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
     10.3 Facsimile. A facsimile, scanned or e-mailed copy of an original written signature shall be deemed to have the same effect as an original written signature.
     10.4 Captions and Headings. The captions and headings contained in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     10.5 Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given: (i) when hand delivered to the other party; (ii) upon receipt, when sent by facsimile to the number set forth below or emailed to the address set forth below; or (iii) the next Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the Parties as set forth below with next Business Day delivery guaranteed. Each person making a communication hereunder by facsimile or email will promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile or email pursuant hereto. A party may change or supplement the addresses given below, or designate additional addresses for purposes of this Section 10.5, by giving the other parties written notice of the new address in the manner set forth above.

If to Parent:	QuikByte Software, Inc. 4400 Biscayne Blvd., Suite 950 Miami, FL 33137 Attn: Glenn L. Halpryn, CEO Tel.: (305) 573-4112 Fax: (305) 573-4115

with a copy to:	Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, FL 33131 Attn: Robert L. Grossman, Esq. Tel.: (305) 575-0756 Fax: (305) 961-5756

If to Parent Representative:	Glenn L. Halpryn 4400 Biscayne Blvd., Suite 950 Miami, FL 33137 Tel.: (305) 573-4112 Fax: (305) 573-4115

with a copy to:	Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, FL 33131 Attn: Robert L. Grossman, Esq. Tel.: (305) 575-0756 Fax: (305) 961-5756

If to Sorrento:	Sorrento Therapeutics, Inc. 10054 Mesa Ridge Court, Suite 122 San Diego, CA 92121 Attn: Antonius Schuh Tel.: (858) 205-4193 Fax: (858) 481-6414

with a copy to:	Paul, Hastings, Janofsky & Walker, LLP 4747 Executive Drive, 12th Floor San Diego, CA 92121 Attn: Carl R. Sanchez, Esq. Tel.: (858) 458-3030 Fax: (858) 458-3130

If to Stockholders’ Agent:	Stephen Zaniboni 655 India St., Unit 204 San Diego CA 92101 Tel.: (858) 967-8014

with a copy to:	Paul, Hastings, Janofsky & Walker, LLP 4747 Executive Drive, 12th Floor San Diego, CA 92121 Attn: Carl R. Sanchez, Esq. Tel.: (858) 458-3030 Fax: (858) 458-3130
     10.6 Amendments and Waivers. Any term of this Agreement may be amended, only with the written consent of Parent and Sorrento until the Effective Time. After the Effective Time, such action shall be taken only with the written consent of a majority in interest of the pre-Closing shareholders or stockholders of each of Parent and Sorrento, but only to the extent permitted by applicable Law. The observance of any term of this Agreement may be waived, either generally or in a particular instance and either retroactively or prospectively, at any time by the party or parties hereto entitled to the benefit thereof.
     10.7 Enforceability; Severability. The Parties hereto agree that each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law. If one or more provisions of this Agreement are nevertheless held to be prohibited, invalid or unenforceable under applicable Law, such provision will be effective to the fullest extent possible excluding the terms affected by such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the prohibition, invalidity or unenforceability referred to in the prior sentence requires such provision to be excluded from this Agreement in its entirety, the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.
     10.8 Governing Law; Jurisdiction. This Agreement shall otherwise be construed in accordance with, and governed in all respects by, the Laws of Delaware. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any Florida state or federal court sitting in Wilmington, Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware state or federal court), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.

     10.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     10.10 No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the Parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement, except that the Sorrento Stockholders, are third party beneficiaries with respect to the provisions set forth in Sections 9.2(a) and 9.4 of this Agreement.
     10.11 Entire Agreement. This Agreement and all schedules and exhibits hereto and thereto constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and no party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.
     10.12 Delays or Omissions. No delay or omission to exercise any right power or remedy accruing to any party under this Agreement, or upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing. Except as otherwise set forth herein, all remedies, either under this Agreement or by Law or otherwise afforded to any party, will be cumulative and not alternative.
     10.13 Expenses. Each party shall bear and pay all of the legal, accounting and other costs and expenses incurred by it in connection with the transactions contemplated by this Agreement.

     10.14 Schedules, Exhibits and Schedule of Exceptions. The Exhibits and Schedules, including the Schedule of Exceptions, annexed hereto and referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
[Signatures begin on next page.]

     IN WITNESS WHEREOF, this Agreement has been executed by the undersigned as of the day, month and year first above written.

Sorrento Therapeutics, Inc., a Delaware corporation
By:	/s/ Antonius Schuh
	Name:	Antonius Schuh
	Title:	President and Chief Executive Officer

QuikByte Software, Inc. a Colorado corporation
By:	/s/ Glenn Halpryn
	Name:	Glenn Halpryn
	Title:	President and Chief Executive Officer

Sorrento Merger Corp., Inc., a Delaware corporation
By:	/s/ Glenn Halpryn
	Name:	Glenn Halpryn
	Title:	President and Chief Executive Officer

     Solely for the purposes of agreement with Articles I, IX and X hereof:

Stephen Zaniboni, as the Stockholders’ Agent
/s/ Stephen Zaniboni
Stephen Zaniboni

Glenn Halpryn, as Parent Representative
/s/ Glenn Halpryn
Glenn Halpryn

[SIGNATURE PAGE TO MERGER AGREEMENT]

EXHIBIT A
LOCK-UP AGREEMENTS
Parent Corp.
____________________
____________________
____________________
Attn: ______________________
Ladies and Gentlemen:
     The undersigned, a holder of shares of Sorrento Therapeutics, Inc., a Delaware corporation (“Sorrento”), and/or QuikByte Software, Inc., a Colorado corporation (“Parent”), will hold shares of common stock, $0.0001 par value, of Parent (“Parent Shares”) after the transactions contemplated by that certain Merger Agreement, dated as of July ___, 2009 by and among Sorrento, Parent, Sorrento Merger Corp., Inc., a Delaware corporation, Stephen Zaniboni, an individual as the Stockholders’ Agent thereunder, and Glenn Halpryn, an individual as Parent Representative thereunder (the “Merger Agreement”). For good and valuable consideration, the undersigned hereby irrevocably agrees that following the closing of the Merger Agreement, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Parent Share, including, Parent Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the United States Securities and Exchange Commission and Parent Shares that may be issued upon exercise of any options or warrants, or securities convertible into or exercisable or exchangeable for Parent Shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Parent Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Parent Shares or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Parent Shares or securities convertible into or exercisable or exchangeable for Parent Shares or any other securities of Parent, or (4) publicly disclose the intention to do any of the foregoing, in each case, for a period commencing on the date of the closing of the Merger Agreement and ending on the eighteen (18) month anniversary of such date. Notwithstanding the foregoing, this Lock-Up Letter Agreement shall automatically terminate and the undersigned holder will be released from any transfer restrictions hereunder on the date that is immediately prior to the consummation of a Change of Control. For purposes hereof, a “Change of Control” shall mean any transaction or series of transactions involving (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving Parent, as a result of which the shareholders of Parent immediately prior to such transaction hold, in the aggregate, less than 50% of the voting power of Parent or the surviving entity immediately after such transaction on a fully-diluted basis; (ii) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of all or substantially all of the business or assets of Parent; or (iii) any liquidation or dissolution of Parent.

A-1

     In furtherance of the foregoing, Parent and its transfer agent on its behalf are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.
     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Yours truly,
By:
Name:
Title:

Dated: _______________

A-2

EXHIBIT B
FORM OF SORRENTO VOTING AGREEMENT

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EXHIBIT C
ESCROW AGREEMENT

C-1

EXHIBIT D
AMENDED CHARTER DOCUMENTS

D-1

EXHIBIT E
REDOMESTICATION ARTICLES

E-1

EXHIBIT F
FORM OF LETTER OF TRANSMITTAL

F-1

EXHIBIT G
FORM OF ACCREDITED INVESTOR LETTER

G-1

EXHIBIT H
PROPORTIONATE INTEREST OF HOLDERS OF SORRENTO SECURITIES

H-1

EXHIBIT I
OFFER LETTER FOR ANTONIUS SCHUH

I-1

EXHIBIT J
OFFER LETTER FOR HENRY JI

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